CONFIDENTIAL	EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and among
SPACE IMAGING LLC,
as Seller,
and
ORBIMAGE HOLDINGS, INC. and
ORBIMAGE, INC.,
as Purchaser

Dated as of September 15, 2005

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(Continued)
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(Continued)

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(Continued)

EXHIBITS

Exhibit A	Bill of Sale and Assignment
Exhibit B	Patent Assignment
Exhibit C	Copyright Assignment
Exhibit D	Trademark Assignment
Exhibit E	Lease Assignment
Exhibit F	Assumption Agreement
Exhibit G	Escrow Agreement
Exhibit H	Raytheon/Lockheed Martin Consent

SCHEDULES

Schedule 1.1(a)	Seller Persons with Knowledge
Schedule 1.1(b)	Purchaser Persons with Knowledge
Schedule 2.1(b)	Equipment
Schedule 2.1(c)	Inventory
Schedule 2.1(d)	Assigned IP Assets
Schedule 2.1(f)	Assigned Agreements
Schedule 2.1(g)(i)	Material Permits
Schedule 2.1(g)(ii)	Other Permits
Schedule 2.1(h)	Insurance Policies
Schedule 2.1(j)	Claims and Causes of Action Against Third Parties
Schedule 2.1(m)	Real Property
Schedule 2.1(p)	Transferred Bank Accounts
Schedule 3.1	Organization and Qualification of Seller
Schedule 3.4	Absence of Certain Changes or Events
Schedule 3.5	Litigation and Liabilities
Schedule 3.6(a)	Liens
Schedule 3.6(b)	Health Status Reports
Schedule 3.6(c)	Ground Facilities
Schedule 3.7	Licenses and Registrations; Compliance with Laws
Schedule 3.8(a)(i)	Owned Intellectual Property
Schedule 3.8(a)(ii)	IP Licenses and Licensed IP
Schedule 3.8(c)(i)	Intellectual Property Claims
Schedule 3.8(c)(ii)	Infringement by Seller on Intellectual Property of Third Parties
Schedule 3.8(c)(iii)	Interference with Seller’s Intellectual Property
Schedule 3.8(d)	Persons Waiving Rights to SI Intellectual Property
Schedule 3.9	Non-Contravention
Schedule 3.10	Consents and Approvals
Schedule 3.11	Employee Benefits; ERISA
Schedule 3.12	Insurance
Schedule 3.13(a)	Contracts
Schedule 3.13(c)	Defaults Under Contracts
Schedule 3.14	Environmental Contracts
Schedule 3.15	Taxes
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(Continued)

Schedule 3.16	Satellite Coordination Agreements
Schedule 3.17	Liabilities
Schedule 3.18(a)	Owned Real Property
Schedule 3.18(b)	Leased Real Property
Schedule 3.19	Labor Issues
Schedule 3.21(a)-(e)	Government Contracts
Schedule 3.22	Government Furnished Equipment
Schedule 4.2	Authorizations and Consents
Schedule 4.3	Governmental Consents
Schedule 5.1	Conduct of Operations
Schedule 5.7	Transferred Employees
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ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of September 15, 2005 (the “Agreement”), by and among Space Imaging LLC, a Delaware limited liability company (“Seller”), and OrbImage Holdings, Inc., a Delaware corporation and OrbImage, Inc., a Delaware corporation (collectively, the “Purchaser”).
     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, on an as-is, where-is basis (except as otherwise expressly provided herein), substantially all of the property, assets and rights owned or leased by Seller relating to the Operations (as defined herein), and to assume certain obligations and liabilities of Seller relating to the Operations, upon the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1. Definitions. As used in this Agreement, the following terms have the meanings indicated:
     “Acquired Assets” shall have the meaning set forth in Section 2.1.
     “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended; provided, however, that “Affiliate” shall not include Raytheon Company or Lockheed Martin Corporation or any of their respective subsidiaries.
     “Agreement” shall have the meaning set forth in the preamble to this Agreement.
     “Asset Allocation” shall have the meaning set forth in Section 2.10.
     “Assigned Agreements” shall have the meaning set forth in Section 2.1(f).
     “Assigned IP Assets” shall have the meaning set forth in Section 2.1(d).
     “Assumed Liabilities” shall have the meaning set forth in Section 2.3.
     “Assumption Agreement” shall have the meaning set forth in Section 2.5(b).
     “BofA Securities” shall have the meaning set forth in Article VII.
     “Bill of Sale and Assignment” shall have the meaning set forth in Section 2.5(a).
     “Books and Records” shall have the meaning set forth in Section 2.1(i).

     “Business Day” shall mean any day that banks are opened for business in the State of New York and the Commonwealth of Massachusetts and the State of Colorado, other than a Saturday or Sunday.
     “Claim” shall have the meaning set forth in Section 9.4.
     “Closing” shall have the meaning set forth in Section 2.7.
     “Closing Cash Payment” shall have the meaning set forth in Section 2.6(a).
     “Closing Date” shall have the meaning set forth in Section 2.7.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.
     “Code” shall have the meaning set forth in Section 2.8(i).
     “Confidential Information” shall have the meaning set forth in Section 5.5(a).
     “Confidentiality Agreement” shall have the meaning set forth in Section 5.3.
     “Consent” shall have the meaning set forth in Section 3.10.
     “Contracts” shall have the meaning set forth in Section 2.1(f).
     “Copyright Assignment” shall have the meaning set forth in Section 2.5(a).
     “Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
     “COTS Software License” shall have the meaning set forth in Section 3.8(a)(ii).
     “Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of March 31, 2003, as amended and currently in effect, among Space Imaging LLC, as borrower, Citicorp USA, Inc., as agent, Raytheon Company and Lockheed Martin Corporation, as initial lenders, and Citibank, N.A. and Bank of America, N.A., as initial issuing banks.
     “CRS Agreements” shall mean the Commercial Remote Sensing System Operations and Maintenance Contract, dated as of January 1, 2000, by and between Seller and Lockheed Martin Services, Inc., the Commercial Remote Sensing System Operations and Maintenance Contract, dated as of February 7, 1997, by and between Space Imaging, Inc., as managing member of Seller, and Raytheon E-Systems, Garland and any extensions thereof.
     “Debt” means, as of any date, (without duplication) with respect to the Seller, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments (but excluding any amount representing the balance deferred and unpaid of the purchase price of any property that is part of the Operations or the Acquired Assets) and expressly includes, for the avoidance of doubt, but without limiting the generality of the foregoing, (i) all obligations and liabilities of Seller arising out of or in respect of the Credit Agreement, (ii) all obligations and liabilities of Seller arising out of or in respect of the Notes Payable and (iii) the unsecured obligation pursuant to a promissory note due June 30, 2005, owing from Seller to Lockheed Martin Corporation in the amount of $448,000 plus accrued interest. Notwithstanding any other provision of the foregoing definition, for the avoidance of doubt, in no event shall any trade payable (other than the Notes Payable) arising from the purchase of goods or materials or for services obtained in the Ordinary Course of Business be deemed to be “Debt”.
     “DOD” shall mean the U.S. Department of Defense, or any successor entity.
     “DOS” shall mean the U.S. Department of State, or any successor entity.
     “Disclosure Schedule” shall have the meaning specified in the preamble to Article III.
     “Environmental Action” shall have the meaning set forth in Section 9.5.
     “Environmental Laws” shall mean all applicable Laws or other agency requirement having the force and effect of law and relating to pollution, Hazardous Materials, protection of the environment, protection of natural resources, or health and safety.
     “Equipment” shall have the meaning set forth in Section 2.1(b).
     “ERISA” shall have the meaning set forth in Section 3.11.
     “ERISA Affiliate” means, with respect to any Person, any entity that is (or at the relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, such Person as provided in Section 414 of the Code; provided, however, that “ERISA Affiliate” shall not include Raytheon Company or Lockheed Martin Corporation or any of their respective subsidiaries, other than the Manager.
     “Escrow Account” shall have the meaning set forth in Section 2.6(b).
     “Escrow Agent” shall have the meaning set forth in the Escrow Agreement.
     “Escrow Agreement” shall mean the Escrow Agreement, to be entered into among Purchaser, Seller and the Escrow Agent on or prior to the Closing Date, substantially in the form attached hereto as Exhibit G.
     “Escrow Amount” shall have the meaning set forth in Section 2.6(b).

     “Excluded Assets” shall have the meaning set forth in Section 2.2.
     “Excluded Liabilities” shall have the meaning set forth in Section 2.4.
     “FCC” shall mean the U.S. Federal Communications Commission, or any successor agency.
     “Financial Statements” shall have the meaning set forth in Section 3.3.
     “Foreign Government Contract” shall mean any Contract, subcontract of a Contract, or Contract with a prime contractor having a Contract, with a sovereign government excluding the United States (or any state or local government thereof), or any agency or department thereof relating to the Operations, including, without limitation, any such Contract involving or requiring a foreign industrial or government security clearance.
     “Funding Agreement” shall have the meaning set forth in Section 2.6(a).
     “GAAP” shall mean United States generally accepted accounting principles.
     “Government Bid” means any bid, proposal or offer made by Seller prior to the Closing Date which, if accepted, would result or may result in a Government Contract or Foreign Government Contract.
     “Governmental Body” shall have the meaning set forth in Section 3.7.
     “Government Contract” shall mean any Contract, subcontract of a Contract, or Contract with a prime contractor having a Contract, with the United States federal, state or local government or any agency or department thereof relating to the Operations, including, without limitation, any such Contract involving or requiring an industrial or government security clearance.
     “Ground Facilities” shall have the meaning set forth in Section 3.6(c).
     “Hazardous Substance” shall mean any toxic, hazardous, explosive, dangerous, flammable or radioactive substance that is regulated by or under authority of any Environmental Law, including, without limitation, (i) any petroleum products, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the Natural Oil and Hazardous Substances Pollution Contingency Plan.
     “HSR Act” shall have the meaning set forth in Section 5.6(b).
     “IKONOS Satellite” shall mean the non-geostationary orbit satellite launched on September 24, 1999 and operating in the Earth Exploration Satellite Service established by the FCC, as initially licensed by the FCC in Space Imaging L.P., 10 FCC Rcd 10911 (1995) and modified in Space Imaging LLC, 16 FCC Rcd 7088 (2001).

     “IKONOS Satellite System” shall mean the IKONOS Satellite and the Ground Facilities.
     “Information” shall have the meaning set forth in Section 5.14.
     “Initial Payment” shall have the meaning set forth in Section 2.6(a).
     “Instruments of Assignment” shall have the meaning set forth in Section 2.5(a).
     “Instruments of Assumption” shall have the meaning set forth in Section 2.5(b).
     “Intellectual Property” shall mean all of the following as they exist in any jurisdictions throughout the world, in each case, to the extent owned by or licensed to Seller:
     (i) patents, patent applications, industrial rights and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, renewals, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended modified, withdrawn or refiled) (collectively, “Patents”);
     (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof, and any renewals or extensions thereof, including, without limitation, the name “Space Imaging” and all variants of Space Imaging and any registrations of which are owned by Seller (collectively, “Trademarks”);
     (iii) copyrights, copyrightable subject matter and other rights of authorship, whether registered or unregistered, and all registrations and applications for registration thereof, and any renewals and extensions thereof, and non-registered copyrights (collectively, “Copyrights”);
     (iv) trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, mask works, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work or trade secret protection);
     (v) all Internet domain names, web sites and web pages and related rights and items; and
     (vi) computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and all related material documentation and information, whether in source code, object code or human readable form, other than software used by Seller that is commercially available pursuant to “shrink-wrap,” “click-through” or other standard form license agreements and software that is embedded as part of commercially available products or services (collectively, “Software”).
     “intellectual property”, if used in lower case, shall mean all of the foregoing, without restriction as to identity of ownership, licensor or licensee.
     “Inventory” shall have the meaning set forth in Section 2.1(c).
     “IP Licenses” shall mean all permits, licenses, sublicenses and other agreements or permissions under which Seller is a licensee or otherwise authorized to use or practice, or under which Seller is a licensor of any Intellectual Property.
     “ITAR” shall have the meaning set forth in Section 3.23.
     “Knowledge” shall mean (i) with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a) and (ii) with respect to Purchaser, the actual knowledge of the Persons listed on Schedule 1.1(b).
     “Laws” shall have the meaning set forth in Section 2.12(a).
     “Lease Assignment” shall have the meaning set forth in Section 2.5(a).
     “Leased Real Property” shall have the meaning set forth in Section 3.18(b).
     “Liabilities” shall have the meaning set forth in Section 3.17.
     “Liens” shall mean any pledges, liens, charges, encumbrances, transfer restrictions, options, rights of first refusal, mortgages, deeds of trust, easements, leases, servitudes, security interests, restrictions and Claims of any kind or other encumbrances of any nature whatsoever.
     “Limited Liability Company Operating Agreement” shall mean the Limited Liability Company Agreement, dated as of September 30, 1999, by and between Seller and the entities identified on Exhibit A thereto, as amended from time to time according to the terms thereof.
     “Lockheed Martin IP Agreement” shall mean the letter agreement dated September 10, 2004 between Seller and Lockheed Martin Corporation regarding characterization of certain intellectual property and all agreements amended by such letter agreement.
     “Losses” shall have the meaning set forth in Section 9.1(a).
     “Manager” means Space Imaging, Inc., a Delaware corporation.
     “Material Adverse Effect” shall mean any event, change or effect that (i) is, or would reasonably be expected to be, materially adverse to the Operations or the Acquired

Assets, in each case taken as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Operations operate), or (ii) would prevent, or materially impair or materially delay, Seller from consummating the transactions contemplated by the Transaction Documents; provided, that a “Material Adverse Effect” shall not include any adverse change, effect or event (i) arising out of or resulting primarily from actions contemplated by the parties hereto in connection with this Agreement or the other Transaction Documents or (ii) that is attributable to the announcement or performance of this Agreement or the other Transaction Documents or the transactions contemplated by this Agreement or the other Transaction Documents.
     “Material Consents” shall have the meaning set forth in Section 6.2(f).
     “Material Permits” shall have the meaning set forth in Section 2.1(g).
     “Name Transition Period” shall have the meaning set forth in Section 5.13.
     “NOAA” shall mean the U.S. National Oceanic and Atmospheric Administration, or any successor agency.
     “Notes Payable” shall mean, with respect to any applicable Financial Statement of Seller, the amount reflected as “Notes Payable” in such Financial Statement, which is approximately $18.443 million as of June 30, 2005.
     “Offered Employees” shall have the meaning set forth in Section 5.7.
     “Operations” shall mean all business and operations of Seller as currently conducted, including, without limitation, all research, development, manufacturing, marketing, sales, service and other activities of Seller (including its predecessors, if any) relating thereto or in connection therewith.
     “Order” shall have the meaning set forth in Section 6.1(a).
     “Ordinary Course of Business” shall have the meaning set forth in Section 3.4.
     “Other Instruments” shall have the meaning set forth in Section 2.5(a).
     “Owned Real Property” shall have the meaning set forth in Section 3.18(a).
     “Patent Assignment” shall have the meaning set forth in Section 2.5(a).
     “Permits” shall have the meaning set forth in Section 3.7.
     “Permitted Liens” shall have the meaning set forth in Section 3.6(a).

     “Permitted Payments” shall mean (a) payments of principal, interest or other amounts pursuant to the terms of the Credit Agreement and (b) payments of Seller Transaction Costs.
     “Person” shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a firm, an association, an unincorporated organization and a government or any department or agency thereof or any other entity.
     “Plans” shall have the meaning set forth in Section 3.11(a).
     “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
     “Property Taxes” shall have the meaning set forth in Section 5.10.
     “Purchase Price” shall have the meaning set forth in Section 2.6(a).
     “Purchaser” shall have the meaning set forth in the preamble to this Agreement.
     “Raytheon IP Agreements” shall mean, collectively, the Amendment Agreement dated as of September 27, 2004 between Raytheon Company, Lockheed Martin Corporation and Seller, all agreements amended by such Amendment Agreement, and the Object Code License attached as an exhibit thereto.
     “Replacement Plan” shall have the meaning set forth in Section 5.7(b).
     “Representatives” shall have the meaning set forth in Section 5.5(a).
     “Retention Plans” shall mean the Key Employee Retention Plan of Space Imaging, Inc., the Employee Retention Plan of Space Imaging, Inc., the Key Management Retention Plan of Space Imaging, Inc. and any retention agreement for key employees of Seller.
     “ROC” shall mean a regional operations center.
     “Satellite Data” shall have the meaning set forth in Section 3.6(b).
     “Seller” shall have the meaning set forth in the preamble to this Agreement.
     “Seller Employees” shall have the meaning set forth in Section 5.7.
     “Seller Permits” shall have the meaning set forth in Section 2.1(g).
     “Seller’s Threshold Amount” shall mean, at any particular time in question, an amount equal to $1,000,000 minus the aggregate amount of Purchaser’s Losses that are not subject to indemnification by Seller by virtue of Section 9.1(b) without utilizing the Escrow Amount minus 50% of the aggregate amount actually paid by Purchaser in respect of Seller’s 2005 accrued liability in respect of Seller’s 401(k) plan and supplemental executive retirement plan payment obligations; provided that the Seller’s Threshold Amount shall not be less than zero.
     “Seller Transaction Costs” shall mean (a) payments of amounts owing to BofA Securities in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, (b) payments to reimburse the Manager’s actual costs and expenses in discharging its responsibilities and (c) payments to reimburse the actual costs and expenses of the “Agent” and the “Lenders” (both as defined in the Credit Agreement) relating to Debt or the Credit Agreement.
     “Severance Plan” shall mean the Severance Pay Plan of Space Imaging, Inc. effective January 1, 1999.
     “Solutions Purchase Agreement” shall mean that certain Asset Purchase Agreement pursuant to which Seller sold its Federal, Civilian and Commercial Solutions business.
     “Straddle Period” shall have the meaning set forth in Section 5.16.
     “Tax” shall mean all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including but not limited to any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyance, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether or not measured in whole or in part by net income, together with any interest, deficiency penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign) and obligations under any tax sharing or tax allocation or similar agreement to which Seller is a party, whether imposed on a person as primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another person or as a result of being a member of an affiliated, consolidated, unitary or combined group.
     “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect to any Taxes, including any schedules and attachments thereto, and amendments thereof.
     “Trademark Assignment” shall have the meaning set forth in Section 2.5(a).
     “Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Instruments of Assignment, the Instruments of Assumption, all Schedules and Exhibits hereto and thereto, together with any other agreements, instruments, certificates and documents executed by the parties hereto in connection herewith or therewith.
     “Transfer Taxes” shall have the meaning set forth in Section 5.10(a).

     “Transferred Bank Accounts” shall have the meaning set forth in Section 2.1(p).
     “Transferred Employees” shall have the meaning set forth in Section 5.7.
     “Unrestricted Claims” shall have the meaning set forth in Section 9.1(b).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act (Pub. L. 100-379, 102 Stat. 890 (1988)), as amended.
ARTICLE II
TRANSFER OF ASSETS AND LIABILITIES
     SECTION 2.1. Acquired Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing provided for in Section 2.7, in each case subject to Section 2.11, Seller, on an as-is, where-is basis (except as otherwise expressly provided herein), shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the property, assets and rights owned, leased or licensed by Seller relating to or used in the Operations (other than the Excluded Assets), of every kind, character and description, whether tangible, intangible, real, personal or mixed and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller due to expense, full depreciation or otherwise, as the same may exist on the Closing Date (collectively, the “Acquired Assets”), expressly subject to the Assumed Liabilities and Permitted Liens. Such Acquired Assets shall include, without limitation, the following (except to the extent that they are Excluded Assets):
     (a) All of Seller’s right, title and interest in and to the IKONOS Satellite System;
     (b) All of Seller’s right, title and interest in and to all tangible personal property owned or leased by Seller or, subject to the terms and conditions of the Government Contract to which such tangible personal property relates, furnished to Seller by a Governmental Body relating to or used in the Operations, including, without limitation, all furniture, fixtures, computer equipment, furnishings, tools, machinery, spare parts, motor vehicles, leasehold improvements and equipment (collectively, the “Equipment”), and all manufacturers’ warranties associated with such items, including, without limitation, the list of Equipment set forth on Schedule 2.1(b);
     (c) All of Seller’s right, title and interest in and to all inventory, work-in-process, components, finished goods, parts, supplies, raw materials and other items owned or leased by Seller relating to or used in the Operations (collectively, the “Inventory”), as well as all manufacturers’ warranties associated with such items, including, without limitation, the list of Inventory set forth on Schedule 2.1(c);
     (d) All of Seller’s right, title and interest in and to all Intellectual Property and all IP Licenses (but in the case of Intellectual Property licensed to Seller by third parties, only such rights as Seller has under the IP Licenses in question), in both cases relating to or used in the Operations (collectively, the “Assigned IP Assets”), including, without limitation, the list of Assigned IP Assets set forth on Schedule 2.1(d);

     (e) All of Seller’s right, title and interest in and to all claims, deposits, prepayments, warranty and guarantee rights, refunds and rebates and similar items relating to the Operations;
     (f) All of Seller’s rights under, and interest in, all agreements, arrangements, contracts, notes, bonds, loans, instruments, mortgages, indentures, leases (including operating leases), conditional sales contracts, licenses (including, without limitation, all IP Licenses), franchises, understandings, commitments and other binding arrangements (collectively, “Contracts”) relating to the Operations to which Seller is a party or by or to which the Acquired Assets are bound or subject (collectively, the “Assigned Agreements”), including, without limitation, the list of Assigned Agreements set forth on Schedule 2.1(f);
     (g) To the extent transferable under applicable Law, all of Seller’s right, title and interest in and to all permits, authorizations, licenses, or approvals issued by any Government Body held by Seller relating to or used in the Operations (the “Seller Permits”), including, without limitation, (i) the list of Material Permits set forth on Schedule 2.1(g)(i) (the “Material Permits”) and (ii) any other Seller Permits set forth on Schedule 2.1(g)(ii);
     (h) All of Seller’s right, title and interest in and to all insurance policies (including, without limitation, the in-orbit insurance for the IKONOS Satellite) for the benefit of Seller in respect of the Operations or Acquired Assets (excluding the D&O insurance), and all rights of every nature and description under or arising out of such policies, including, without limitation, the list of such policies set forth on Schedule 2.1(h);
     (i) All of Seller’s right, title and interest in and to all original or copies (in accordance with Section 2.2(a)) of all books, records, and other documents (whether on paper, computer diskette, tape or other storage media) used in the Operations (collectively, the “Books and Records”), including, but not limited to, satellite health status reports, tax records, property records, purchase and sales records, credit data, marketing, advertising and promotional materials, personnel files and payroll records (relating to the Transferred Employees), accounting records, financial reports, fixed asset lists, customer lists, customer records and information, supplier lists, parts lists, manuals, technical and repair data, correspondence, files and any similar items;
     (j) All of Seller’s right, title and interest in and to all rights, Claims and causes of action against third parties (other than the Manager or members of the Seller) relating to the Operations, including, but not limited to, all rights against suppliers under warranties covering any of the Acquired Assets, including, without limitation, those rights, Claims and causes of action against third parties set forth on Schedule 2.1(j);
     (k) All of Seller’s right, title and interest in and to all stationery, forms, labels, shipping materials, brochures, art work, photographs, advertising materials and any similar items relating to or used in the Operations;
     (l) All of Seller’s right, title and interest in and to its library of archived geo-spatial imagery, wherever located and regardless of the media on which it is stored;
     (m) All of Seller’s right, title and interest in and to all Owned Real Property and Leased Real Property, including, without limitation, the list of such real properties set forth in

Schedule 2.1(m), together with any and all easements for ingress, egress and utilities which are attendant to such property and all other appurtenances thereto;
     (n) All of Seller’s right, title and interest in and to all accounts receivable of Seller relating to the Operations as of the Closing Date (including rights to payment for services that have been performed but have not been billed prior to the Closing Date);
     (o) All of Seller’s right, title and interest in and to all goodwill associated with the Operations;
     (p) All of Seller’s right, title and interest in the bank accounts set forth on Schedule 2.1(p) (the “Transferred Bank Accounts”); provided that Seller shall be entitled to retain one of the Transferred Bank Accounts upon written notice to the Purchaser prior to the Closing;
     (q) All cash on hand, cash equivalents, bank accounts and short-term instruments (including restricted cash in respect of the items set forth in Section 2.1(e)) and all similar types of investments, such as certificates of deposit, treasury bills and other marketable securities, as of the Closing Date (whether or not such cash is held in a Transferred Bank Account) and
     (r) All of Seller’s right, title and interest in and under the Plans and any associated trust, insurance and service agreements or contracts entered into, and all books, records, files, documents and papers created, filed or maintained, in connection with the Plans.
     SECTION 2.2. Excluded Assets. Notwithstanding any other provision of this Agreement, the Acquired Assets shall not include any of the following assets of Seller (collectively, the “Excluded Assets”), which assets shall not be transferred, conveyed, set over, delivered or assigned to Purchaser:
     (a) All original Books and Records (i) that would otherwise constitute Acquired Assets but for the fact that Seller is required to retain such original Books and Records pursuant to applicable Laws (in which case copies of such Books and Records shall be included in the Acquired Assets to the extent permitted by applicable Laws) or (ii) that constitute documents relating to the corporate organization, qualification to do business or corporate existence of Seller;
     (b) All claims, rights, interests and proceeds with respect to any Tax refunds for Taxes that are paid prior to the Closing Date or that are apportioned to any Pre-Closing Tax Period pursuant to Section 5.16, other than any Tax refund relating to Transfer Taxes that are the responsibility of the Purchaser under this Agreement;
     (c) All rights, Claims, causes of action and documents relating to an Excluded Asset or an Excluded Liability;
     (d) All of Seller’s rights under this Agreement;
     (e) The directors and officers insurance of Seller as in effect from time to time;

     (f) Intellectual property owned by Raytheon Company or Lockheed Martin Corporation, as the case may be, except (i) Seller’s licensee interest pursuant to the Raytheon IP Agreements, the Lockheed Martin IP Agreement or the CRS Agreements, respectively, and (ii) Seller’s interest in any Intellectual Property jointly owned with Raytheon Company or Lockheed Martin Corporation pursuant to such agreements;
     (g) All of Seller’s right, title and interest in and to subscription agreements and similar agreements relating to interests in Seller and agreements and other documents relating to Seller’s internal governance, including, without limitation, the Limited Liability Company Operating Agreement, bylaws, memoranda, minutes and similar documents; and
     (h) Any rights under the Solutions Purchase Agreement, the Notes Payable and the Credit Agreement.
     SECTION 2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume and thereafter pay, perform and discharge the liabilities of Seller relating to the Operations, including, without limitation, the following (collectively, the “Assumed Liabilities”) (other than the Excluded Liabilities):
     (a) All liabilities of Seller arising out of or related to the Operations or the Acquired Assets for all periods whether commencing prior to, on or after the Closing Date;
     (b) All liabilities or obligations of Seller relating to or arising under the Assigned Agreements; and
     (c) All other liabilities or obligations of Seller arising out of or relating to any matter set forth on any Disclosure Schedule or other Schedules to this Agreement.
     SECTION 2.4. Excluded Liabilities. Purchaser is not assuming any liabilities or obligations of Seller set forth below (the “Excluded Liabilities”):
     (a) The Debt; and
     (b) Except for Transfer Taxes to be paid by the Purchaser pursuant to Section 5.10, any liability or obligation for Taxes of Seller for any Pre-Closing Tax Period (including all liabilities of Seller for Taxes related to the transactions contemplated by this Agreement) and any liabilities or obligation for Taxes that pertain or relate to the operation or ownership of the Acquired Assets for any Pre-Closing Tax Period.
     SECTION 2.5. Transfer of Acquired Assets and Assumed Liabilities.
     (a) At the Closing, Seller shall effectuate the sale, conveyance, assignment, transfer and delivery of the Acquired Assets to Purchaser on an as-is, where-is basis (except as otherwise expressly provided herein) by delivering to Purchaser (or its designees with respect to any or all such assets) each of the following: (i) a duly executed bill of sale and assignment relating to the Assigned Agreements, Permits and other Acquired Assets, in the form of Exhibit A hereto (the “Bill of Sale and Assignment”); (ii) a duly executed assignment of inventions, in the form of Exhibit B hereto (the “Patent Assignment”); (iii) a duly executed assignment of copyrights, in the form of Exhibit C hereto (the “Copyright Assignment”); (iv) a duly executed assignment of trademarks, in the form of Exhibit D hereto (the “Trademark Assignment”); (v) a duly executed assignment and estoppel of real property leases, substantially in the form of Exhibit E hereto (the “Lease Assignment”); (vi) a quitclaim deed conveying each parcel of Owned Real Property in the form customarily used in the jurisdiction in which such parcel of Owned Real Property is located; and (vii) such other documents of title and good and sufficient instruments of conveyance and transfer (collectively, the “Other Instruments” and, together with the Bill of Sale and Assignment, the Patent Assignment, the Copyright Assignment, the Trademark Assignment and the Lease Assignment, the “Instruments of Assignment”) as are reasonably necessary to transfer to Purchaser (or its designees) Seller’s right and title to and interests in the Acquired Assets free and clear of all Liens, other than the Assumed Liabilities and Permitted Liens.
     (b) At the Closing, Purchaser shall deliver to Seller an assumption agreement, in the form of Exhibit F hereto (the “Assumption Agreement”), whereby Purchaser shall assume the Assumed Liabilities, effective as of the Closing, and such other instruments, documents or agreements (collectively with the Assumption Agreement, the “Instruments of Assumption”) as are reasonably necessary to evidence Purchaser’s assumption of and agreement to pay and discharge the Assumed Liabilities.
     SECTION 2.6. Consideration; Escrow.
     (a) Upon the terms and subject to the conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) payable by Purchaser in full and complete payment for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets shall consist of (i) the assumption of the Assumed Liabilities by Purchaser at the Closing and (ii) an aggregate amount equal to Fifty Eight Million Five Hundred Thousand Dollars ($58,500,000), as reduced by (x) the amount of any principal or interest payments under the Credit Agreement paid by the Seller after July 31, 2005 in excess of $8,385,600 and (y) the amount of any payments made by Seller after the date hereof in respect of Seller Transaction Costs. The Purchase Price shall be payable as follows: (A) Six Million Dollars ($6,000,000), which shall be payable by Purchaser upon the signing of this Agreement (such amount, the “Initial Payment”), and (B) the balance of Fifty Two Million Five Hundred Thousand Dollars ($52,500,000) (as the same may be reduced pursuant to the preceding sentence) (such amount, the “Closing Cash Payment”), which shall be payable by Purchaser at Closing in accordance with Section 2.6(b). The Initial Payment shall be paid directly to Citicorp USA, Inc., as agent under the Credit Agreement, and shall be applied to reduce the outstanding principal amount of Seller’s advances under the Credit Agreement. The Initial Payment shall be irrevocable and final once paid; provided, however, Purchaser shall be entitled to request that an advance in the amount of $6,000,000 for the account of Seller under the Credit Agreement be disbursed to Purchaser in the event that this Agreement shall have been terminated pursuant to Section 8.1(b) as a result of the failure to satisfy any condition precedent in Section 6.2 on or before March 31, 2006, notwithstanding all commercially reasonable efforts of Purchaser, in accordance with the terms of the Funding Agreement of even date herewith among Seller, Purchaser, Raytheon Company, in its capacity as a “Lender” under the Credit Agreement, and Lockheed Martin Corporation, in its capacity as a “Lender” under the Credit Agreement (the “Funding Agreement”). In addition to the Initial Payment, on the date hereof, Purchaser is depositing in a separate, segregated account an amount equal to the Closing Cash

Payment. Purchaser agrees (x) to deposit the Closing Cash Payment in a recognized, multinational commercial bank reasonably acceptable to Seller, (xi) to provide periodic information (but not less than monthly) regarding the account, any activity in the account and its balance and permit reasonable access for Seller to enable it to obtain such information upon its request to the depository, (xii) to maintain an amount in that account in collected and readily transferable funds that is at all times not less than the Closing Cash Payment and, accordingly, for so long as this Agreement is in effect, not to transfer, pledge, commingle with other funds, restrict or otherwise convey any interest in, or encumber, the account or the funds in the account, and (xiii) to use the funds in the account solely for the purpose of making the Closing Cash Payment on the Closing Date, unless this Agreement is terminated in accordance with its terms.
     (b) At the Closing, (i) Purchaser shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date, an amount equal to the excess of (x) the Closing Cash Payment over (y) $6,500,000 (such initial amount, and as it may be reduced from time to time as provided in the Escrow Agreement, the “Escrow Amount”); and (ii) Purchaser shall deliver to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the account (the “Escrow Account”) set forth in the Escrow Agreement. The Escrow Amount shall be held in the Escrow Account in accordance with the terms and conditions set forth in this Agreement and the Escrow Agreement.
     (c) Subject to the terms and conditions of the Escrow Agreement, the Escrow Amount shall be retained by the Escrow Agent to satisfy Claims based on or arising from the indemnity obligations of Seller set forth in Section 9.1 of this Agreement asserted by Purchaser.
     SECTION 2.7. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 11th Street N.W., Suite 1000, Washington, DC 20004, at 10:00 a.m. New York time, on the date that is no later than the third Business Day following satisfaction or waiver of all of the conditions to Closing set forth in Article VI hereof, which the parties anticipate will, and agree to endeavor to cause to, take place by not later than December 31, 2005, or at such other time, place or date as Purchaser and Seller mutually agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall become effective as of 11:59 p.m. New York time on the Closing Date.
     SECTION 2.8. Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser each of the following, duly executed, to the extent execution by the Seller is necessary, by or on behalf of Seller:
     (a) the Bill of Sale and Assignment;
     (b) the Patent Assignment;
     (c) the Copyright Assignment;
     (d) the Trademark Assignment;
     (e) the Lease Assignment;

     (f) the Escrow Agreement;
     (g) the officer’s certificate of Seller referred to in Section 6.2(d);
     (h) duly executed releases of all Liens in respect of Excluded Liabilities held by Citicorp USA, Inc., as agent to the lenders under the Credit Agreement, on the Acquired Assets (other than Permitted Liens);
     (i) a certification of non-foreign status as described in Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) certifying as to Seller’s non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations;
     (j) the Other Instruments, if any;
     (k) copies of all Consents of Governmental Bodies (if applicable) to the transfer or assignment of the Material Permits; and
     (l) a certificate of good standing for Seller (or other equivalent certificate) from the appropriate Governmental Body dated within a reasonable time period before the Closing.
In addition, Seller shall use reasonable efforts to deliver, but shall not be liable for the failure to deliver, each Material Permit to the extent transferable under applicable Law.
     SECTION 2.9. Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or, in one instance, as indicated below, to the Escrow Agent, each of the following, duly executed, to the extent execution by the Purchaser is necessary, by or on behalf of Purchaser:
     (a) the Closing Cash Payment, less the Escrow Amount;
     (b) to the Escrow Agent, the Escrow Amount;
     (c) the Instruments of Assumption;
     (d) the Escrow Agreement;
     (e) the officer’s certificate of Purchaser referred to in Section 6.1(d);
     (f) an officer’s certificate certifying that, as of the Closing Date, Purchaser is in compliance with all applicable requirements of the Department of Commerce and any agency thereof pertaining to foreign ownership, influence or control of the IKONOS Satellite System, including without limitation any requirements set forth in regulations of the Department of Commerce or any agency thereof or in any Permit or Consent of the Department of Commerce or any agency thereof issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents;
     (g) a certificate of good standing (or other equivalent certificate) for Purchaser from the appropriate Government Body dated within a reasonable time before the Closing;

     (h) copies of all Consents of Governmental Bodies (if applicable) to the transfer or assignment of the Material Permits; and
     (i) a certificate from Purchaser certifying that it has not asserted, and does not have, any Claim for indemnification under or with respect to Seller’s representations and warranties as of the Closing Date.
     SECTION 2.10. Allocation of Aggregate Consideration. Purchaser and Seller shall consult with each other prior to the Closing Date with respect to the allocation of the Purchase Price among the Acquired Assets (the “Asset Allocation”); provided, however, that nothing in this Section 2.10 shall be deemed to obligate either Purchaser or Seller to agree on the Asset Allocation. Each of the parties hereto agrees that, in the event that they agree on the Asset Allocation, each party shall (a) not take a position on any Tax Return (including IRS Form 8594), that is in any way inconsistent with such mutually agreed upon Asset Allocation without the written consent of the other party, which consent will not be unreasonably withheld, or unless specifically required by an applicable governmental authority, and (b) promptly advise the other party regarding the existence of any tax audit, controversy or litigation related to such Asset Allocation. Notwithstanding the foregoing, nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any governmental authority based upon or arising out of the Asset Allocation, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any governmental authority challenging such Asset Allocation.
     SECTION 2.11. Non-Assignable Acquired Assets.
     (a) To the extent that any of the Acquired Assets (including, without limitation, any Assigned Agreements or Permits) are not capable of being assigned to Purchaser (or its designees) at the Closing without the Consent of the issuer thereof or any other party thereto or any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, code regulation, order, judgment or decree, injunctions, awards, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation (collectively, “Laws”), this Agreement shall not constitute an assignment thereof, or an attempted assignment, unless such Consent has been obtained.
     (b) In the event that any Consent referred to in Section 2.11(a) has not been obtained prior to the Closing, Seller and Purchaser shall cooperate to obtain each and every such Consent and to resolve the impracticalities of assignment referred to in Section 2.11(a) after the Closing, and any payment required to be made in connection therewith shall be borne by Purchaser.
     (c) To the extent any Consents (other than any Material Consent the obtaining of which has not been waived by Purchaser prior to Closing) referred to in Section 2.11(a) have not been obtained by Seller prior to the Closing, until the impracticalities of assignment referred to in Section 2.11(a) are resolved, Seller shall use its reasonable efforts, at Purchaser’s sole cost and expense, to (i) provide Purchaser, to the extent permitted by applicable Law, the benefits of any Acquired Assets referred to in Section 2.11(a), (ii) cooperate in any reasonable and lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as

Purchaser’s agent) designed to provide such benefits to Purchaser, and (iii) enforce for the account and benefit of Purchaser any and all rights of Seller arising from the Acquired Assets referred to in Section 2.11(a) against such issuer thereof and all other parties thereto and/or any other Person (including, without limitation, the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser).
     (d) Subject to the performance of Seller’s obligations under Section 2.11(c), Purchaser shall perform, on behalf of Seller, for the benefit of the issuer thereof, all other parties thereto and/or any other Person, the obligations of Seller thereunder or in connection therewith, but only to the extent that such obligation would have been an Assumed Liability but for the non-assignability or non-transferability thereof.
     (e) At such time and on each occasion after the Closing Date as all Consents referred to in Section 2.11(a) with respect to an Acquired Asset have been obtained, such Acquired Asset shall automatically be transferred and assigned by Seller to Purchaser for no additional consideration, and all corresponding obligations of Seller in connection with such Acquired Assets, to the extent such obligation would have been an Assumed Liability, shall be simultaneously assumed by Purchaser.
     (f) In addition to any actions taken in accordance with this Section 2.11, Seller shall assist Purchaser in novating or obtaining Consents to the assignment of the Government Contracts and Foreign Government Contracts in favor of Purchaser. In the event that novations cannot be obtained in a timely fashion prior to the Closing Date, then Seller and Purchaser shall jointly cooperate to prepare novation agreements and all other documentation necessary to novate any such Government Contracts and Foreign Government Contracts and Purchaser shall deliver such materials to Seller for review and execution within thirty (30) days after the Closing Date.
     SECTION 2.12. Limitation on Seller Liability. Notwithstanding any other provision of this Agreement and without limiting the generality of any other limitation on Seller’s liability, the liability of Seller to Purchaser by indemnity or otherwise with respect to the Operations, whether before Closing or on or after Closing, shall be limited to (a) the Excluded Liabilities and (b) after taking into account the Seller’s Threshold Amount, an amount not to exceed, in the aggregate, the Escrow Amount.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants solely to Purchaser for its exclusive benefit, but solely, with respect to all representations and warranties set forth herein, for purposes of the condition to Closing set forth in Section 6.2(b), that the statements contained in this Article III are true and correct as of the date hereof and the Closing Date (or in the case of representations and warranties made as of a specific date, as of such date), except as set forth in the Disclosure Schedule provided by Seller to Purchaser (the “Disclosure Schedule”). The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article III. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Operations, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business.
     SECTION 3.1. Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate the Acquired Assets and to conduct the Operations. Except as set forth on Schedule 3.1, Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of the Owned Real Property or Leased Real Property or the conduct of the Operations requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The copies of the certificate of formation and the Limited Liability Company Operating Agreement previously delivered to Purchaser or its counsel, in each case as amended, are true, complete and correct.
     SECTION 3.2. Authority to Execute and Perform Agreement. Subject to receipt of the Consents contemplated by Section 6.1(b), Seller has full right and power and authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary actions of Seller. This Agreement has been duly executed and delivered by Seller and, on the Closing Date, the other Transaction Documents to which Seller is a party on the Closing Date will be duly executed and delivered by Seller. Assuming due execution and delivery hereof and thereof by Purchaser, this Agreement and the other Transaction Documents will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
     SECTION 3.3. Financial Statements. Seller has delivered to Purchaser (i) the audited financial statements of Seller (balance sheet and statements of operations and cash flow, together with the notes thereto) for the fiscal years ended December 31, 2001 and December 31, 2002, and (ii) the audited financial statements of Seller (balance sheet and statements of operations and cash flow) for the fiscal years ended December 31, 2003 and December 31, 2004 and (iii) the unaudited balance sheet of Seller as of June 30, 2005, and the related consolidated statements of operations and cash flows for the three-month period ended June 30, 2005 (together with the financial statements referred to in clauses (i) and (ii) above, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and in all material respects have been prepared in accordance with GAAP. The Financial Statements fairly present in all material respects the financial condition, operating results and cash flows of Seller as of the dates thereof and for the periods indicated in accordance with GAAP, except that the Financial Statements referred to in clause (iii) above do not contain the information and disclosures to be found in notes to financial statements prepared in accordance with GAAP and are subject to normal year-end adjustments.
     SECTION 3.4. Absence of Certain Changes or Events. Except as set forth on

Schedule 3.4 and except as set forth in this Section, since December 31, 2004, Seller and its Affiliates have conducted the Operations in material respects only in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and has not:
     (a) suffered a Material Adverse Effect or an event that would reasonably be expected to cause a Material Adverse Effect;
     (b) made any capital expenditures or similar commitments in an amount greater than $500,000, individually or $1,000,000 in the aggregate;
     (c) incurred, assumed, guaranteed or discharged any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, including without limitation any Debt, other than in the Ordinary Course of Business;
     (d) sold, leased, licensed, abandoned, transferred or otherwise disposed of any material assets included in the Acquired Assets, except in the Ordinary Course of Business;
     (e) subjected any of the Acquired Assets to any Lien (other than Permitted Liens);
     (f) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property included in the Assigned IP Assets, or modified any existing rights with respect thereto except for the granting of licenses or rights to customers for the use of products sold by Seller in the Ordinary Course of Business);
     (g) changed in any material manner the character of the Operations;
     (h) made any material change in the accounting methods, principles or practices or made any change in depreciation or amortization policies or lives adopted by it, except as required by GAAP;
     (i) made, revoked or otherwise modified any Tax election;
     (j) settled, compromised, materially modified, waived, released or assigned any material rights or Claims concerning, affecting or relating to any Contract relating to the Operations (including, without limitation, any Assigned Agreement), or otherwise relating to the Operations or the Acquired Assets;
     (k) suffered or incurred any material damage, destruction or loss (whether or not covered by insurance) affecting the Operations or the Acquired Assets;
     (l) terminated or failed to renew, or received any written notice or threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that is or was material to the Operations;
     (m) except as otherwise contemplated hereby or in connection with the transactions contemplated hereby, entered into, materially amended or (except in conjunction with the completion of the term thereof) terminated any Contract or transaction with any Affiliate of Seller or with Lockheed Martin Corporation or Raytheon Company relating to the Operations or the Acquired Assets;
     (n) entered into any Assigned Agreement other than in the Ordinary Course of Business;
     (o) made any grant of credit to, or any change in collection policies or payment terms applicable to, any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past;
     (p) (i) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of Seller or its Affiliates relating to or directly involved in the Operations, in each case other than increases in the Ordinary Course of Business in the base salaries of such employees other than officers or senior managers, (ii) entered into, amended or terminated any employment or severance agreement or commitment or collective bargaining agreement with any current or former employee, director or consultant of Seller or its Affiliates relating to or directly involved in the Operations, or (iii) made any loan or advance to any present or former employees, consultants or directors of Seller or its Affiliates relating to or directly involved in the Operations other than travel and other business expenses in the Ordinary Course of Business;
     (q) (i) established, entered into, or adopted any Plan, (ii) caused or permitted any Plan to be materially amended (other than as required to comply with applicable Law) or (iii) waived any of its material rights under, or permitted or provided for the acceleration of vesting or payment under, any provision of any Plan;
     (r) made any payment in respect of any trade payable, other than payments in the Ordinary Course of Business and other than Permitted Payments, arising from the purchase of goods or materials or for services obtained in connection with the Operations;
     (s) made any principal or other payments in respect of Debt other than Permitted Payments;
     (t) made any distribution, dividend or other payment of any kind to Seller’s members other than Permitted Payments; or
     (u) agreed, whether in writing or otherwise, to take any action described in this Section 3.4.
     SECTION 3.5. Litigation and Liabilities. Except as listed on Schedule 3.5, there are no Claims or legal, administrative or arbitral proceedings or hearings or investigations pending or, to the Seller’s Knowledge, threatened against or involving the Operations or the Acquired Assets. Except as set forth on Schedule 3.5, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body against or involving the Operations or the Acquired Assets. There is no Claim or proceeding pending, or to Seller’s Knowledge threatened, by or against or affecting Seller in connection with or relating to the transactions contemplated by the Transaction Documents or of any action taken or to be taken in connection therewith or the consummation of the transactions contemplated thereby.
     SECTION 3.6. Title and Condition to Properties; Absence of Liens; etc.
     (a) Seller has good title to all of its properties and assets, real, personal and fixed, comprising part of the Acquired Assets (except for the Assigned IP Assets), free and clear of any material Liens, except (i) for Liens for Taxes not yet due and payable, (ii) Liens for Taxes that are being contested in good faith and by appropriate proceedings, and which Liens and proceedings are described on Schedule 3.6(a), provided, that adequate reserves with respect thereto are maintained on Seller’s books, (iii) in the case of leased assets, those set forth in the lease agreements pertaining thereto, (iv) statutory Liens or landlords’, carriers’, warehousemen’s, mechanic’s, suppliers’, materialmen’s, or other like Liens arising in the Ordinary Course of Business with respect to amounts not yet overdue or amounts being contested in good faith by appropriate proceedings, which contested Liens are set forth on Schedule 3.6(a), (v) leases or subleases granted to others that are set forth on Schedule 3.13(a) and that do not materially interfere with the ordinary conduct of the Operations, (vi) with respect to real property, any Liens that do not individually or in the aggregate materially impair the use of such real property for its current use, (vii) with respect to any of the Leased Real Property, any Lien affecting the interest of the landlord thereunder, (viii) Liens imposed by or resulting from any Permit issued by, or rules or policies of, the FCC, NOAA, the DOD or the DOS or resulting from any coordination agreement entered into in connection with or otherwise resulting from registration with the International Telecommunications Union, (ix) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title which do not, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of such parcel by Seller, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use, (x) Liens disclosed in the Disclosure Schedules or reserved for in the Financial Statements, or (xi) Liens that, individually and in the aggregate, do not and would not materially detract from the value of the Acquired Assets, or materially interfere with their use, occupancy or operation thereof as currently used, occupied or operated and as set forth on Schedule 3.6(a) (the Liens described in clauses (i) through (xi) collectively, the “Permitted Liens”.
     (b) Schedule 3.6(b) sets forth a list of substantially all “health status reports” for the two years preceding the date hereof for the IKONOS Satellite, summarizing material spacecraft related incidents and anomalies in connection with the IKONOS Satellite known to Seller, as well as the current status of the subsystems on the IKONOS Satellite (power, fuel, TWTAs, telemetry and command, reaction control, communications and antenna). Seller has made available to Purchaser copies of data, records, tapes, information, lists and reports (collectively referred to herein as the “Satellite Data”) that collectively represent, as of the date hereof, all relevant and material information relating to the operating condition and the fuel and design life expectancies of the IKONOS Satellite. The information contained in the Satellite Data is a materially accurate and materially complete summary of the subject matters covered therein. Except as set forth on Schedule 3.6(b), to Seller’s Knowledge, (i) no material anomalies have occurred with respect to the IKONOS Satellite since the date of the most recent Health Status Report, and (ii) no event has occurred that, individually or in the aggregate, is reasonably expected to materially reduce the expected life of the IKONOS Satellite. Seller has not received any notice from any manufacturer of any material defect relating to the IKONOS Satellite or from any insurer of its intention to exclude the IKONOS Satellite or components thereof from coverage under any insurance policy listed on Schedule 3.12.
     (c) The ground station and facilities related to the IKONOS Satellite, including the related transmission/reception facility assets (consisting of land, building, fixtures, improvements, satellite antennae, and telemetry, tracking and control equipment, satellite control equipment and other equipment) that is owned, leased or otherwise used by Seller (collectively, the “Ground Facilities”) are listed in Schedule 3.6(c). The telemetry tracking and control stations of Seller are supported by back-up, fuel-powered electricity generators that are in good operating condition and repair (which takes into account ordinary wear and tear).
     SECTION 3.7. Licenses and Registrations; Compliance with Laws, etc. Except as set forth on Schedule 3.7, Seller has all permits, authorizations, licenses, orders, registrations and approvals of, and has made all required registrations with, any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (each a “Governmental Body,” and collectively, “Governmental Bodies”) the absence of which would collectively cause a Material Adverse Effect on the ability of Seller to own and operate the Acquired Assets and conduct the Operations as now conducted (collectively, “Permits”). Except as set forth on Schedule 3.7, such Permits are in effect in accordance with their terms; no notices of violations have been issued by any Governmental Body in respect of any Permit; and no proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any Permit. Seller is, and has been since January 1, 2004, in compliance with the terms of such Permits in all respects material to the Operations. Except as set forth on Schedule 3.7, the Operations are not being, and have not been since January 1, 2004, conducted in conflict with, violation of or default under any Laws and Seller has filed with the proper authorities all material statements, reports and other filings required by all Laws applicable to the Permits, the Operations or the Acquired Assets. Seller has not made any illegal payment to officers or employees of any governmental or regulatory body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of the sales made or to be made by Seller. The parties acknowledge that the existing Permits issued by the FCC as they relate to satellites permit only the IKONOS Satellite and no longer authorize the launch and operation of any other satellite.
     SECTION 3.8. Intellectual Property.
     (a) Disclosure.
     (i) Schedule 3.8(a)(i) sets forth all issued or applied for Patents and Copyright or Trademark registrations included in the Assigned IP Assets (excluding such Patents, Copyrights or Trademarks that are licensed to Seller by any third party under any IP License), and all Internet domain name registrations and applications thereof owned by Seller (including as applicable for each item listed, the record owner, the jurisdiction, the registration number, the filing date, and the registration date). Schedule 3.8(a)(i) also lists certain unregistered Intellectual Property included in the Assigned IP Assets.

     (ii) Schedule 3.8(a)(ii) sets forth all (x) material IP Licenses granted to third parties by Seller (excluding (A) the Raytheon IP Agreements, (B) the Lockheed Martin IP Agreement, (C) licenses granted by Seller to customers for the use of products sold by Seller in the Ordinary Course of Business) and (y) material IP Licenses granted to Seller by third parties (excluding (A) the Raytheon IP Agreements, (B) the Lockheed Martin IP Agreement, (C) the CRS Agreements, (D) IP Licenses for commercially available third party software with individual one-time or annual royalty or license fee of ten thousand dollars ($10,000) or less each (each a “COTS Software License”) or (E) IP Licenses for Intellectual Property embedded as part of commercially available products or services for which no separate license is actually or customarily granted), in each case, included in the Assigned IP Assets and whether or not such IP License may be enforceable by or against or assignable to Purchaser.
     (b) Rights. Except for Intellectual Property licensed to Seller and, in any case, subject to licenses granted by Seller and to any third party’s joint ownership rights in Assigned IP Assets, to Seller’s Knowledge, Seller owns, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property included in the Assigned IP Assets. Except as set forth in Section 3.13(b) and (c), to Seller’s Knowledge, all material IP Licenses granted by any third party to Seller listed on Schedule 3.8(a)(ii) are valid and enforceable except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity; provided, however, that no representation or warranty is made here or in Section 3.13 as to the ability of any such third party to grant the license in question. To Seller’s Knowledge, all currently existing United States Patents and Copyright and Trademark registrations listed on Schedule 3.8(a)(i) are, with respect to issued and registered items, validly-issued. Except as set forth on Schedule 3.10, to Seller’s Knowledge, the execution, delivery, and performance by Seller of this Agreement will not result in the loss or impairment of any of its rights in such IP Licenses that would reasonably be expected to have a Material Adverse Effect.
     (c) Claims. Except as disclosed in Schedule 3.8(c)(i), no Claim has been served on Seller and Seller otherwise has no written notice of any Claim that is currently pending or, to Seller’s Knowledge, threatened and Seller has no Knowledge of any basis for any Claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property included in the Assigned IP Assets (except for limitations set forth in the IP Licenses included in the Assigned IP Assets or in any Government Contract to which Seller is a party or as otherwise provided by Laws), and no item of Intellectual Property included in the Assigned IP Assets is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof (except for limitations in the IP Licenses included in the Assigned IP Assets or in any Government Contract to which Seller is a party or as otherwise provided by Laws); provided, however, that no representation or warranty is made in this sentence as to any Intellectual Property licensed by a third party to Seller. Except as disclosed in Schedule 3.8(c)(ii), to Seller’s Knowledge, Seller has not infringed upon, misappropriated or otherwise violated the intellectual property rights of third parties and has not received any Claim, charge, complaint, demand or notice alleging any such infringement, misappropriation or violation, and has no Knowledge of any basis for any such Claim. Except as set forth on Schedule 3.8(c)(iii), to Seller’s Knowledge, no third party has infringed upon, misappropriated, or otherwise violated the rights of Seller in any Intellectual

Property included in the Assigned IP Assets.
     (d) Employees, Consultants and Other Persons. Except as disclosed in Schedule 3.8(d), as of the date hereof, each present or past employee, officer or consultant of Seller who developed any part of any material Intellectual Property included in the Assigned IP Assets (except for Intellectual Property licensed by a third party to Seller and/or jointly owned Intellectual Property) either: (i) is a party to an agreement that, to the extent permitted by Laws, conveys or obligates such Person to convey to Seller any and all right, title and interest in and to all such Assigned IP Assets developed by such Person in connection with such Person’s employment with or engagement on behalf of Seller; (ii) as to copyrighted or copyrightable material which are included in the Assigned IP Assets and were created in the course of such Person’s employment with or engagement on behalf of Seller is a party to a “work made for hire” agreement pursuant to which, to the extent permitted by Laws, (x) Seller is deemed to be the original owner/author of all proprietary rights in such material, or (y) the Person assigns or is otherwise obligated to assign to Seller all right, title and interest in and to such works; or (iii) otherwise has by operation of Law, to the extent permitted by Law, vested in Seller any and all right, title and interest in and to all such Assigned IP Assets developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Seller.
     (e) Transfer. (i) Except as set forth in Schedule 3.10 and except for any COTS Software Licenses and (ii) provided Purchaser is and will be in full compliance with all requirements of this Agreement and the Laws, the execution and delivery by Seller of, and the assignment and transfer of the Assigned IP Assets to Purchaser contemplated by this Agreement, in and of themselves, will not result in the loss or impairment of the rights of Purchaser to own or use (in the manner and for the purposes used by Seller prior to the Closing Date) any of the Assigned IP Assets. Purchaser acknowledges that use and export of certain Assigned IP Assets are and will remain subject to restrictions under ITAR and technology export regulations.
     (f) Scope of Assigned IP Assets. The Assigned IP Assets constitute all of the intellectual property that is used by Seller in carrying on the Operations in all material respects in the manner in which Seller has conducted the Operations as of the date of this Agreement. Nothing in this Section 3.8(f) shall be deemed to be any representation or warranty as to non-infringement of any intellectual property.
     SECTION 3.9. Non-Contravention. Except as set forth on Schedule 3.9, the execution and delivery of this Agreement and the other Transaction Documents by Seller, the consummation by Seller of the transactions contemplated hereby and thereby and the performance by Seller of this Agreement and the other Transaction Documents in accordance with their respective terms will not (a) violate any provision of its certificate of formation or the Limited Liability Company Operating Agreement, as amended, (b) violate, conflict with or result in the breach of any material provision of, or result in a material modification of or otherwise entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a material default (by way of substitution, novation or otherwise) under, any Assigned Agreement to which Seller is a party or by or to which Seller’s Acquired Assets may be bound or subject (excluding the Assigned IP Assets that are addressed in Section 3.8), (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Acquired Assets of Seller pursuant to any provision of any Assigned Agreement or Lien, (d) violate any Law applicable to, against, or binding upon, Seller or by which any of Seller’s securities, business or property are bound, or (e) violate or result in the revocation or suspension of any Permit.
     SECTION 3.10. Consents and Approvals. Except as set forth on Schedule 3.10 and except for any COTS Software Licenses, the execution and delivery of this Agreement and each of the other Transaction Documents by Seller, the consummation by Seller of the transactions contemplated hereby and thereby, and compliance by Seller with any of the provisions hereof or thereof shall not require any material consent, approval, order, authorization or action of, any filing, expiration of waiting periods, registration or declaration with, or notice to (“Consent”), any Governmental Body or any other Person.
     SECTION 3.11. Employee Benefit Plans; ERISA.
     (a) Schedule 3.11 lists each pension, retirement, profit-sharing, deferred compensation, bonus, phantom stock, restricted stock plan, stock option plan, stock purchase plan, deferred compensation arrangement, other incentive plan, severance pay plan or policy, Severance Plan, Retention Plan, supplemental executive retirement plan or policy, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (or any analogous or similar provision of any state, local or foreign law or regulation), with respect to which Seller or its ERISA Affiliates may have liability or contributes or is a party or is bound and under which employees, current or former employees, consultants or directors of Seller or its ERISA Affiliates relating to or involved in the Operations (or their beneficiaries) are or were eligible to participate or derive a benefit (collectively, the “Plans”). Seller has delivered to or made available to Purchaser or its counsel true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, and third party administration contracts and all other documentation relating to the Plans, and the latest Internal Revenue Service determination letter obtained with respect to any Plan qualified or exempt under Section 401 or 501 of the Internal Revenue Code, as applicable. Neither Seller nor any of its ERISA Affiliates has an announced plan or legally binding commitment to create any additional Plans or to materially amend or modify any existing Plans.
     (b) No liability has been or is expected to be incurred by Seller or any of its ERISA Affiliates under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA (or any analogous or similar provision of any state, local or foreign law or regulation) relating to any Plans and, to the Knowledge of Seller, no event, transaction or condition has occurred or exists that could result in any such liability to Seller or any of its ERISA Affiliates, or, following the Closing, Purchaser.
     (c) No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a defined benefit plan within the meaning of Section B(35) of ERISA (or any analogous or similar provision of any state, local or foreign law or regulation) and neither Seller nor any of its ERISA Affiliates has ever maintained, contributed to, participated or agreed to participate in any such plans.

     (d) Except as set forth on Schedule 3.11, as of the date hereof, the consummation of the transactions contemplated by this Agreement or any other Transaction Documents will not (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual, (iii) result in or satisfy a condition to the payment of compensation that may, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code Section 280G(b)(1), or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(1) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
     (e) Each Plan has been maintained, and presently is, in material compliance with its terms and, both as to form and operation, in material compliance with the requirements prescribed by any and all statues, orders, rules and regulations which are applicable to such Plans, including without limitation ERISA and the Internal Revenue Code. Each Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA providing tax-qualified retirement, or health, life or similar welfare type benefits to employees generally by its terms may be amended or terminated at any time without any material obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. No Plan provides, or reflects or represents any liability to provide post-termination or retiree health, life or similar welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.
     (f) None of the Seller, the Manager or Purchaser will have any liabilities or obligations (i) with respect to any employee benefit plans, programs or arrangements, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA, that are sponsored or maintained by Raytheon Company, Lockheed Martin Corporation or any of their respective subsidiaries, other than the Manager, or (ii) that arise as a result of the Seller or the Manager being treated as a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, Raytheon Company, Lockheed Martin Corporation or any of their respective subsidiaries, other than the Manager, as provided in Section 414 of the Code.
     SECTION 3.12. Insurance Policies. Schedule 3.12 sets forth a list (or a copy) of all insurance policies maintained by Seller relating to the Operations or the Acquired Assets, including, without limitation, all in-orbit satellite insurance policies, with the effective date and coverage amounts indicated thereon. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received. Seller has delivered or made available to Purchaser or its counsel true, complete and correct copies of all such policies together with all riders and amendments thereto.
     SECTION 3.13. Contracts.
     (a) Schedule 3.13(a) hereto lists, as of the date hereof, all of the following material Assigned Agreements to which Seller is a party or by or to which Seller or any of its assets or properties are bound or subject and which involve annual payments or revenues of $100,000 or more:
     (i) leases, subleases, licenses, franchises, insurance policies, Permits and other Contracts concerning or relating to the Owned Real Property or Leased Real Property;
     (ii) employment, consulting, agency, collective bargaining, independent contractor or other similar Contracts;
     (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other Contracts and instruments relating to the incurrence of Debt;
     (iv) material Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property included in the Assigned IP Assets (excluding (A) Raytheon IP Agreements, (B) IP Licenses for commercially available third party software, (C) IP Licenses for Intellectual Property embedded as part of commercially available products or services for which no separate license is actually or customarily granted, (D) Lockheed Martin IP Agreement and (E) Contracts with customers that grant licenses to customers for the use of products sold by Seller in the Ordinary Course of Business);
     (v) brokerage or finder’s Contracts;
     (vi) joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing Contracts);
     (vii) asset purchase agreements, stock purchase agreements, merger agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than sales of finished goods to customers in the Ordinary Course of Business) or involving continuing indemnity or other obligations;
     (viii) sales agent, sales representative, sales consultant, marketing, distributor, dealer or similar Contracts;
     (ix) Contracts with respect to the representation of the Operations in foreign countries;
     (x) any Contracts pursuant to which Seller has granted any exclusivity rights, rights of first refusal or offer, rights of first negotiation or other similar rights to any Person in connection with the Operations or any future operations to be conducted by Seller;
     (xi) any Contract with any Affiliate of Seller;
     (xii) any teaming Contract or arrangement;

     (xiii) any guarantee of the payment or performance of any Person or agreement to indemnify any Person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than the endorsement of checks in the Ordinary Course of Business;
     (xiv) any outstanding bid or proposal or any outstanding customer option relating to Contracts;
     (xv) Government Contracts and Foreign Government Contracts,
     (xvi) except as provided in the agreements with or involving Seller’s ROCs, any Contract restricting or limiting Seller’s ability to conduct the Operations anywhere in the world; and
     (xvii) any other Contracts that are material to the Operations or the Acquired Assets.
     True and complete copies of all of the foregoing Contracts, in each case as amended to date, have been delivered to, or, to the extent not requested to be delivered, have been made available for inspection by, Purchaser or its counsel.
     (b) Validity of Contracts. All Contracts described or listed in Schedule 3.13(a) constitute the legal, valid and binding obligations of Seller, are in full force and effect, and are enforceable in accordance with their respective terms except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.
     (c) Except as set forth in Schedule 3.13(c), to Seller’s Knowledge, Seller is not in breach or default under any Assigned Agreement, nor, to Seller’s Knowledge, does any condition exist that, with notice or lapse of time or both, would constitute a breach or default on the part of Seller thereunder. Except as set forth on Schedule 3.13(c), to the Knowledge of Seller, no other party to any Assigned Agreement is in breach or default thereunder, nor, to the Knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute a breach or default on the part of such other party thereunder. Except as set forth on Schedule 3.13(c), Seller has no Knowledge that any Person intends to terminate (whether for cause or convenience) any Assigned Agreement before its stated term, if any. Except as set forth on Schedule 3.13(c), there are no Claims, threatened in writing or pending, by any Governmental Body or any other Person, under any Assigned Agreement.
     (d) Except as set forth in Schedule 3.13(d), to Seller’s Knowledge, no outstanding bid or proposal was bid at an anticipated loss at the time such bid or proposal was prepared and tendered.
     SECTION 3.14. Environmental Matters. Seller is in compliance with all applicable Environmental Laws relating to the Operations or the Acquired Assets in all material respects. There is no civil, criminal or administrative judgment, Claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of Seller, threatened against Seller pursuant to any Environmental Laws relating to the Operations or the Acquired Assets. There are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which would reasonably be expected to prevent compliance in any material respect with, or which have given rise to or, to the Knowledge of Seller, will give rise to any material liability under, any applicable Environmental Laws relating to the Operations or the Acquired Assets. No real property currently or formerly owned or operated by Seller and included in the Acquired Assets contains Hazardous Substances in quantities or concentrations that will give rise to any material liability under any Environmental Laws (including, but not limited to, liability associated with any non-discretionary obligation to remediate Hazardous Substances in accordance with applicable remediation standards). No judicial or administrative proceeding is pending or, to the Knowledge of Seller, threatened relating to liability of Seller for any off-site disposal, release or migration of Hazardous Substances relating to the Operations or the Acquired Assets. Schedule 3.14 lists all material Assigned Agreements to which Seller is a party or by which any of Seller’s property is bound which involve the use, handling, storage, transport or disposal of any Hazardous Substances. Except as listed on Schedule 3.14, the Operations do not use, store, generate, treat or otherwise handle any Hazardous Substances. Except as listed on Schedule 3.14, the Operations or the Acquired Assets do not contain or include any underground tanks or any asbestos, lead paint, toxic mold or urea formaldehyde building materials.
     SECTION 3.15. Taxes. Except as set forth on Schedule 3.15, Seller has duly and timely filed all material Tax Returns required to be filed on or before the Closing Date. Except as set forth on Schedule 3.15, all such Tax Returns are complete and accurate in all material respects. All Taxes in respect of the income, operation or ownership of the Acquired Assets have been timely paid in full except as otherwise set forth on Schedule 3.15 and except to the extent the nonpayment of such Taxes could not result in a lien for Taxes on the Acquired Assets in the hands of the Purchaser. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Acquired Assets. Except as set forth on Schedule 3.15, Seller has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents and, to the extent required, has remitted such amounts to the proper agencies. Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code. Except as set forth on Schedule 3.15, Seller, (a) has not been a member of an affiliated group filing a consolidated income Tax Return; and (b) has no liability for the Taxes of any person under Treasury Regulations section 1.1502-6(a) (or any analogous or similar provision of any state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise.
     SECTION 3.16. Satellite Coordination. To Seller’s Knowledge, during the two years preceding the date hereof and except as set forth on Schedule 3.16, no Person has asserted in writing to the International Telecommunications Union or the FCC that it has the right to operate a spacecraft in a manner that would result in harmful interference with respect to the IKONOS Satellite. Schedule 3.16 contains a list of all satellite coordination agreements to which Seller is a party or that is applicable to Seller, and a summary of all coordination discussions (that did not result in coordination agreements) with other Persons in which Seller has been engaged during the two years preceding the date of this Agreement with regard to the IKONOS Satellite.
     SECTION 3.17. Liabilities. Except as set forth on Schedule 3.17, Seller to its Knowledge has no direct or indirect material Debt, liability, Claim, loss, damage, deficiency or obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”) relating to the Operations or Acquired Assets, except for: (i) Liabilities that are fully and adequately reflected or reserved against on the Financial Statements (ii) Liabilities that have arisen in the Ordinary Course of Business since June 30, 2005 and that, individually, or in the aggregate, are not material to the Operations.
     SECTION 3.18. Real Estate.
     (a) Schedule 3.18(a) sets forth a complete list of all real property and interests in real property owned in fee by the Seller relating to or used in the Operations (collectively, the “Owned Real Property”). Seller has insurable title to the Owned Real Property, and to all of the buildings, structures and other improvements located thereon, free and clear of all Liens, except for the Permitted Liens.
     (b) Schedule 3.18(b) sets forth all of the real property which Seller leases, subleases, licenses or through any Contract, has the right or obligation to use or occupy, now or in the future, relating to or used in the Operations (the “Leased Real Property”). Seller holds the leasehold estate under and interest in each parcel of the Leased Real Property free and clear of all Liens, other than Permitted Liens.
     (c) All of the land, buildings, structures, plants, facilities and other improvements used by Seller relating to the Operations are included in the Owned Real Property or the Leased Real Property. Seller’s interest in the Owned Real Property and Leased Real Property is free and clear of any and all sub-leases, licensees, occupants or tenants. Seller has not received notice that there are any pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or similar proceedings affecting the Owned Real Property or the Leased Real Property, any improvements thereon or any portion thereof. Seller has not received notice that there are any pending or, to the Knowledge of Seller, threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Owned Real Property or the Leased Real Property or any improvements thereon which would interfere with the conduct of the Operations or the use of the Acquired Assets consistent with past practice. All leases relating to Leased Real Property constitute the legal, valid and binding obligations of Seller, are in full force and effect and have not been modified or amended and are enforceable in accordance with their respective terms except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity. Seller is not in material default under any leases of such Leased Real Property, and to Seller’s Knowledge, neither Seller nor any landlord of a Leased Real Property is in default under its obligations under the lease of such Leased Real Property and to Seller’s Knowledge no condition has occurred which with notice or lapse of time or both would constitute a default thereunder.
     SECTION 3.19. Labor Matters. Seller and its Affiliates are not now, and have not been in the last five (5) years, bound by or party to any collective bargaining agreement relating to the Operations and, to the Knowledge of Seller, no application for certification of a collective bargaining agent is pending. Seller and its Affiliates are in compliance in all material respects with all applicable Laws affecting employment practices and terms and conditions of employment relating to the Operations. As of the Closing Date, Seller and its Affiliates have not incurred any liability or obligation relating to the Operations under the WARN Act, or similar applicable state law, and Seller and its Affiliates have not taken any action prior to the Closing Date which could result in any such liability or obligation to Seller or Purchaser within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur. There are no pending claims or actions against Seller or any of its Affiliates under any long-term disability policy with respect to the Operations. Except as set forth on Schedule 3.19, no work stoppage, slowdown, grievance or labor strike against Seller or any Affiliate is pending. Except as set forth in Schedule 3.19, no former employees or their dependents are currently participating in, or are eligible to receive continuation coverage under, any of the Plans pursuant to COBRA.
     SECTION 3.20. Subsidiaries. Seller has no subsidiaries that are in any respect engaged in the Operations or own, hold, or lease any of the Acquired Assets.
     SECTION 3.21. Government Contracts.
     (a) Except as set forth in Schedule 3.21(a): (i) Seller has complied in all material respects with all the terms and conditions of each of its Government Contracts, Foreign Government Contracts and Government Bids as required; (ii) Seller has complied in all material respects with all requirements of applicable Laws pertaining to each of its Government Contracts, Foreign Government Contracts and Government Bids; (iii) all representations and certifications made by Seller with respect to each of its Government Contracts, Foreign Government Contracts and Government Bids are accurate in all material respects as of their effective dates and Seller has complied with all such representations and certifications in all material respects; and (iv) no termination or default, cure notice or show cause notice has been issued or, has been threatened in writing with respect to any of the Government Contracts or Foreign Government Contracts, and Seller has not been threatened in writing with suspension or debarment with respect to any of the Government Contracts or Foreign Government Contracts.
     (b) Except as set forth on Schedule 3.21(b): (i) to Seller’s Knowledge, none of Seller’s employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Body; (ii) there is not pending any audit or investigation of Seller, or to Seller’s Knowledge, its directors, officers, employees or representatives nor within the last five years has there been any audit or investigation of Seller, or to Seller’s Knowledge, its directors, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, Foreign Government Contracts or Government Bids; and (iii) during the last five years, Seller has not made any voluntary disclosure to the U.S. Government or any non-U.S. government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, Foreign Government Contract or Government Bid. Except as set forth in Schedule 3.21(b), Seller has not had any irregularities, misstatements or omissions arising under or relating to any Government Contract, Foreign Government Contract or Government Bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.
     (c) Except as set forth in Schedule 3.21(c), there are (i) no outstanding Claims against Seller, either by the U.S. Government or any non-U.S. government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, Foreign Government Contract or Government Bid, and (ii) no disputes between Seller and the U.S. Government or any non-U.S. government under the Contract Disputes Act or any other Laws or between Seller and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract, Foreign Government Contract or Government Bid. Except as set forth in Schedule 3.21(c), to Seller’s Knowledge there are no existing facts that would reasonably be expected to result in a Claim or dispute under clause (i) or (ii) of the immediately preceding sentence.
     (d) Except as set forth in Schedule 3.21(d), neither Seller nor, to Seller’s Knowledge, any of its directors, officers, employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. government contracting.
     SECTION 3.22. Government Furnished Equipment. Schedule 3.22 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. government which identifies by description or by inventory number the equipment and fixtures loaned, bailed or otherwise furnished to or held by Seller by or on behalf of the United States or any foreign country relating to or used in the Operations. Such schedule was accurate and complete on its date and, if dated on the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the Ordinary Course of Business.
     SECTION 3.23. Registration with U.S. State Department. Seller is registered with the Directorate of Defense Trade Controls, the DOS as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in the International Traffic In Arms Regulations (“ITAR”), 22 C.F.R. part 120. In addition, Seller is not under the “ownership” or “control” of a “foreign person” as those terms are defined in the ITAR at 22 C.F.R. Parts 120 and 122.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller as follows:
     SECTION 4.1. Organization. OrbImage Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and OrbImage, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted.
     SECTION 4.2. Authority to Execute and Perform Agreement Ability to Perform.
     (a) Except for Consents or authorizations set forth on Schedule 4.2, Purchaser has full right and power and authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary actions of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, on the Closing Date, the other Transaction Documents to which Purchaser is a party on the Closing Date will be duly executed and delivered by Purchaser. Assuming due execution and delivery hereof and thereof by Seller, this Agreement and the other Transaction Documents will be valid and binding obligations of Purchaser enforceable in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
     (b) Purchaser currently has, and until the Closing Date will maintain, the capability to meet all of its obligations under this Agreement, including, without limitation, to assume and satisfy the Assumed Liabilities and to make the payments described in Section 2.6, without needing to engage in any financing or fund raising activity in connection with the acquisition of the Acquired Assets or the transactions contemplated by this Agreement.
     SECTION 4.3. Consents and Approvals. Other than as set forth in Schedule 4.3, the execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is or will be a party, the consummation by Purchaser of the transactions contemplated hereby and thereby and compliance by Purchaser with any of the provisions hereof and thereof will not require any Consent of any Governmental Body or any other Person.
     SECTION 4.4. Non-Contravention. The execution and delivery of this Agreement by Purchaser and the execution of the other Transaction Documents to which Purchaser is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance by Purchaser of this Agreement and the other Transaction Documents in accordance with their respective terms will not (a) violate any provision of the organizational documents of Purchaser, (b) violate any Law applicable to, against, or binding upon, Purchaser or by which any of Purchaser’s securities, business or property are bound or (c) conflict with or result in the breach of any material provision of any Contract to which Purchaser may be bound.
     SECTION 4.5. Purchaser Litigation. There are no Claims or legal, administrative or arbitral proceedings, hearings or investigations pending or, to the knowledge of Purchaser, threatened against or involving Purchaser, or any outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser, which, if adversely determined, would materially impair Purchaser’s ability to consummate the transactions contemplated hereby.
     SECTION 4.6. Registration with U.S. State Department. As of the Closing, Purchaser will be registered with the Directorate of Defense Trade Controls, the DOS as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in ITAR, 22 C.F.R. part 120. In addition, as of the Closing, Purchaser will not be under the “ownership” or

“control” of a “foreign person” as those terms are defined in the ITAR at 22 C.F.R. Parts 120 and 122.
     SECTION 4.7. Foreign Ownership. As of the Closing, Purchaser will have in place methods and procedures approved by the DOD that are sufficient to continue the classified business and activities in the Operations as currently conducted, including methods and procedures to mitigate any foreign ownership, control or influence pursuant to the National Industrial Security Program Operating Manual. As of the Closing, Purchaser will not be a “foreign person,” as that term is defined in the U.S. Treasury Departments Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons, 31 C.F.R. Part 800.
     SECTION 4.8. Due Diligence by Purchaser. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and historic and projected operations and performance of the Operations, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of such investigation and on the representations, warranties and covenants of Seller contained in this Agreement. Such representations and warranties by Seller contained in this Agreement constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby, and in ease cash, such representations and warranties shall survive only to the extent set forth in this Agreement. Purchaser acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including that Seller is not giving any, and there is no, implied representation or warranty as to condition, merchantability, or suitability as to any of the Acquired Assets. Purchaser further acknowledges and agrees that any projections or other predictions that may have been provided to Purchaser or any of its employees, agents or representatives are not representations or warranties of Seller.
ARTICLE V
ADDITIONAL AGREEMENTS OF THE PARTIES
     SECTION 5.1. Conduct of Operations. Except as specifically contemplated by this Agreement or as set forth in Schedule 5.1, during the period from the date hereof to the Closing Date, Seller and its Affiliates shall conduct the Operations in the Ordinary Course of Business, shall endeavor in good faith to maintain the Acquired Assets in reasonable condition (specifically excluding wear and tear) and use reasonable efforts to preserve intact relationships with third parties and maintain the goodwill associated with the Operations, including, but not limited to, with customers, suppliers, and employees. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or as set forth in Schedule 5.1, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), Seller’s Affiliates (with respect to the Operations) and Seller (with respect to the Operations or otherwise) shall not (i) make principal or other payments in respect of Debt (other than Permitted Payments); (ii) make any distribution, dividend or other payment of any kind to Seller’s members (other than Permitted Payments); or (iii) with respect to the Operations:

     (a) make or agree to make any capital expenditures or similar capital commitments in an amount greater than $100,000 in the aggregate;
     (b) incur, assume, guarantee or discharge any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, including without limitation any Debt, other than in the Ordinary Course of Business;
     (c) sell, lease, abandon, transfer or otherwise dispose of, any portion of the Acquired Assets having a value individually or in the aggregate in excess of $100,000, except in the Ordinary Course of Business, or, without limiting the generality of the foregoing, grant an exclusive license to all or substantially all of Seller’s imagery archives;
     (d) subject any of the Acquired Assets to any Lien (other than Permitted Liens);
     (e) transfer or grant any material rights under, or enter into any settlement regarding the breach or infringement of, any Intellectual Property included in the Assigned IP Assets, or materially modify any existing rights with respect thereto (except for the granting of licenses or rights to customers for the use of products sold by Seller in the Ordinary Course of Business);
     (f) change in any material manner the character of the Operations, except as may be required by direction of any Governmental Body having jurisdiction over the Permits;
     (g) make any material change in the accounting methods or practices or make any change in depreciation or amortization policies or lives adopted by it, except as required by GAAP;
     (h) make any Tax election or take any action or omit to take any action relating to the filing of any Tax Return or the payment of any Tax if such action or omission would give rise to a Lien for Taxes on any of the Acquired Assets;
     (i) settle, compromise, materially modify, waive, release or assign any material rights or Claims concerning, affecting or relating to the Operations or any of the Acquired Assets;
     (j) terminate, materially amend or fail to renew any Assigned Agreement that is or was material to the Operations or the Acquired Assets;
     (k) except as otherwise contemplated hereby or in connection with the transactions contemplated hereby, enter into, materially amend, terminate or fail to renew any Contract or transaction with any Affiliate of Seller or with Lockheed Martin Corporation or Raytheon Company relating to the Operations or the Acquired Assets;
     (l) enter into any Contract or transaction in connection with the Operations other than in the Ordinary Course of Business;
     (m) make any material grant of credit or any material change in collection policies or payment terms applicable to any customer or distributor on terms or in amounts more favorable than had been extended to that customer or distributor in the past;

     (n) (i) make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any current or former director, officer, employee, distributor or agent of Seller or any of its Affiliates relating to or directly involved in the Operations, in each case other than increases in the Ordinary Course of Business in the base salaries of such employees other than officers or senior managers, (ii) enter into, materially amend or terminate any employment or severance agreement or commitment or collective bargaining agreement with any current or former employee of Seller or any of its Affiliates relating to or directly involved in the Operations, or (iii) make any loan or advance to any present or former employees of Seller or any of its Affiliates relating to or directly involved in the Operations other than travel and other business expenses in the Ordinary Course of Business;
     (o) (i) establish, enter into, or adopt any Plan, (ii) cause or permit any Plan to be materially amended (other than as required to comply with applicable Law) or (iii) waive any of its material rights under, or permit or provide for the acceleration of vesting or payment under, any provision of any Plan;
     (p) enter into, propose to enter into or materially amend any Contract: (i) of the type that is required to be disclosed under Section 3.13(a) or (ii) that is in connection with the Operations and bid or proposed at a loss;
     (q) make any payment in respect of any trade payable, other than payments in the Ordinary Course of Business, arising from the purchase of goods or materials or for services obtained in connection with the Operations;
     (r) take any action that would constitute or cause a material breach of any representations or warranties of Seller in this Agreement; or
     (s) agree, directly or indirectly, whether in writing or otherwise, to do any of the foregoing.
     SECTION 5.2. Further Assurances. At any time and from time to time after the Closing, each of the parties agree to cooperate with the other and to execute and deliver such other documents, instruments of transfer or assignment, files, Books and Records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated by this Agreement and the other Transaction Documents but specifically excluding any activities relating directly or indirectly to any financing activities of the Purchaser, whether in connection with the transactions contemplated by this Agreement or otherwise. Without limiting the generality of the foregoing, Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets. If either party becomes aware of any pending or threatened assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable the responsibility for which rests with the other party hereto, such party shall promptly so notify the other party in writing.
     SECTION 5.3. Access to Records and Facilities. Prior to the Closing Date, and

upon reasonable prior notice, Seller shall afford Purchaser and its accountants, counsel, financial advisors and other representatives, through Seller’s employees and representatives, reasonable opportunity to make such investigation of the premises, assets, properties, tax returns, business and operations of Seller, and such examination of the facilities and Books and Records at reasonable times and during Seller’s normal business hours, and shall furnish Purchaser and its representatives with all financial and operating data and other information concerning the affairs of Seller as Purchaser and its representatives may reasonably request. Notwithstanding the foregoing, Seller shall not be obligated (i) to provide any information, documents or access to any Person unless Purchaser is responsible, pursuant to the terms of the Non-Disclosure Agreement between Seller and ORBIMAGE Inc. dated as of May 17, 2005 (the “Confidentiality Agreement”), for the use and disclosure of any information obtained by such Person from Seller, or such person enters into a confidentiality agreement with Seller on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable Laws (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of any privilege with respect thereto. Except as otherwise provided in Section 5.5, Purchaser and Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by Seller or any of Seller’s Affiliates to Purchaser pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement.
     SECTION 5.4. Preservation of Records.
     (a) Purchaser agrees that it shall, at its sole expense, preserve and keep the records relating to the Operations and Acquired Assets delivered to it hereunder by Seller for a period of no less than five (5) years after the administrative close-out of each Government Contract or for such longer period as may be required by any Governmental Body or on account of on-going litigation, and shall make all such records available to Seller, at Seller’s expense, as may be reasonably requested by Seller in connection with any legal proceedings against or governmental investigations of Seller or in connection with any Tax audit or examination of Seller. If after such five-year period, Purchaser decides not to retain such records, before disposing thereof, Purchaser shall give Seller not less than thirty (30) days written advance notice and permit Seller, at its expense, to remove and store such records.
     (b) Seller agrees that it shall, at its sole expense, preserve and keep any records relating to the Operations or Acquired Assets not delivered by it hereunder for a period of no less than five (5) years after the Closing Date or for such longer period as may be required by any Governmental Agency or on account of on-going litigation and shall, at Purchaser’s expense, make all such records available to Purchaser as may be reasonably required by Purchaser in connection with any legal proceedings against or governmental investigations of Purchaser or in connection with any Tax audit or examination of Purchaser. If after such five-year period, Seller decides not to retain such records, before disposing thereof, Seller shall give Purchaser not less than thirty (30) days written advance notice and permit Purchaser, at its expense, to remove and store such records.
     SECTION 5.5. Confidentiality. Except as otherwise provided in the CRS Agreements, the Raytheon IP Agreements and the Lockheed Martin IP Agreement:

     (a) From and after the date of this Agreement, in the event of the consummation of the transactions contemplated hereby, for a period of two (2) years from the Closing Date or such longer period required by any applicable agreement in existence on the date hereof pertaining to confidential or proprietary information, Seller shall, and shall cause its directors, officers, employees, Affiliates, managers, members, financial advisors, attorneys, accountants or agents (collectively, “Representatives”) to, keep any and all confidential and proprietary information relating to the Operations or to Purchaser (“Confidential Information”) confidential, and shall not, and shall cause its Representatives not to, (i) disclose such Confidential Information to any Person or (ii) use such Confidential Information, in each case in a manner to the detriment of Purchaser or any of its Affiliates; provided, however, that Seller or its Representatives may disclose such information that (i) is or becomes publicly available other than as a result of a disclosure by Seller or Seller’s Representatives in violation of this Agreement or other obligation of confidentiality; (ii) is or becomes available to Seller on a non-confidential basis from a source not known by Seller to be prohibited from disclosing such information to Seller by a legal, contractual or fiduciary obligation; or (iii) Seller or such Representative is required to disclose such Confidential Information by Law; provided that, under the circumstances set forth in clause (iii) above, Seller shall (x) notify Purchaser promptly (unless prohibited by Law) so that Purchaser may seek an appropriate protective order or other appropriate remedy or (y) in Purchaser’s sole discretion, waive compliance with the terms of this Section 5.5 (and if Purchaser seeks such an order, Seller will provide such cooperation as Purchaser shall reasonably request).
     (b) From and after the date of this Agreement, in the event of the consummation of the transactions contemplated hereby, for a period of ten (10) years from the Closing Date or such longer period required by any applicable agreement in existence on the date hereof pertaining to confidential or proprietary information, Purchaser shall, and shall cause its Representatives to, keep any and all confidential and proprietary information (other than Confidential Information) relating to the Seller’s members, or to the business operations and prospects (including, but not limited to, Background Intellectual Property as defined in the CRS Agreements, the Raytheon IP Agreement and/or the Lockheed Martin IP Agreement, customer lists and related information), of Seller’s members received from Seller (“Member’s Confidential Information”) confidential, and shall not, and shall cause its Representatives not to (i) disclose such Member’s Confidential Information to any Person or (ii) use such Member’s Confidential Information, in each case in a manner to the detriment of Seller’s members (it being understood that the disclosure or use of such Member’s Confidential Information solely in connection with the conduct of the Operations after the Closing Date by Purchaser shall in no event be deemed to be to the detriment of Seller’s members), so long as Purchaser only discloses such Member’s Confidential Information to Person(s) who have executed written confidentiality agreements with the Purchaser legally obligating them not to further disclose Member’s Confidential Information and to use the Member’s Confidential Information only for the conduct of the Operations after the Closing Date by Purchaser); provided, however, that Purchaser or its Representatives may disclose such Member’s Confidential Information that (x) is or becomes publicly available other than as a result of a disclosure by Purchaser or Purchaser’s Representatives in violation of this Agreement or other obligation of confidentiality; (y) is or becomes available to Purchaser on a non-confidential basis from a source not known by Purchaser to be prohibited from disclosing such information to Purchaser by a legal, contractual or fiduciary obligation; or (z) Purchaser or such Representative is required to disclose by Law;

provided that, under the circumstances set forth in clause (z) above, Purchaser shall notify Seller promptly (unless prohibited by Law) so that Seller may seek an appropriate protective order or other appropriate remedy or, in Seller’s sole discretion, waive compliance with the terms of this Section 5.5 (and if Seller seeks such an order, Purchaser will provide such cooperation as Seller shall reasonably request).
     (c) In the event that the transactions contemplated hereby are not consummated, the terms of Confidentiality Agreement shall continue to apply in full force and effect in accordance with the terms thereof. In the event that the transactions contemplated hereby are consummated, the Confidentiality Agreement shall automatically be deemed terminated, without any further action by any parties thereto, as of the Closing Date.
     (d) Seller and Purchaser each acknowledge and agree that money damages would not be an adequate remedy for any breach of its agreements contained in this Section 5.5 or in the Confidentiality Agreements and that in addition to any other remedies available to the non-breaching party, such non-breaching party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any actual or immediately imminent breach of this Section 5.5 or in the Confidentiality Agreements.
     SECTION 5.6. Reasonable Efforts, Consents.
     (a) Purchaser and Seller agree to use reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated in this Agreement. Seller and Purchaser shall use reasonable efforts to obtain the authorizations, consents, orders and approvals of Governmental Bodies and other Persons as may be necessary for the performance of its obligations pursuant to this Agreement. Seller and Purchaser shall each use their respective reasonable efforts to cooperate and furnish the other such necessary information and reasonable assistance as the other may reasonably request in connection with obtaining as expeditiously as possible all necessary Consents from relevant Governmental Bodies. Neither Seller nor Purchaser will take any action which will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals and will use its reasonable efforts to secure such approvals as promptly as possible. Any fees or royalties in connection with obtaining any Consents or required by the owner of third party intellectual property relating to the consent to transfer, assign or acquire rights with respect to any intellectual property relating to the Operations shall be borne by Purchaser.
     (b) Without limiting the generality of the foregoing, as promptly as practicable but in no event later than fifteen (15) Business Days after the date hereof, Seller and Purchaser shall file in compliance with the applicable legal requirements (i) the applications with the FCC, NOAA, the DOD and the DOS for the transfer and/or assignment to Purchaser of the Permits issued by the FCC, NOAA, the DOD and the DOS, respectively, along with all applications for Permits or Permit amendments that have been filed by Seller with the FCC, NOAA, the DOD or the DOS and (ii) the notification and report form, if any, required for the transaction contemplated hereby and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the U.S. Federal Trade Commission and the United States Department of Justice. No later than five (5) days after the Closing Date, Purchaser shall file in compliance with the applicable legal requirements the notification and transfer provisions for compliance with defense trade licensing requirements pursuant to the International Traffic in Arms Regulations at 22 C.F.R. 122.4. Thereafter, Seller and Purchaser shall each use their respective reasonable best efforts to cooperate and furnish the other such necessary information and reasonable assistance as the other may reasonably request in connection with obtaining as expeditiously as possible all necessary Consents from the FCC and other applicable Governmental Bodies. Seller and Purchaser shall cooperate and consult with each other in the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing; provided, that, to the extent reasonably requested by the filing party, the non-filing party shall agree to arrangements to preserve any confidentiality or privilege that might apply to the filing or any of such relevant documents.
     SECTION 5.7. Employees. (a) Schedule 5.7 lists all employees of Seller or its Affiliates working in connection with the Operations (the “Seller Employees”) along with their respective job titles and years of employment. Seller has previously provided to Purchaser a list of the base wage or salary and severance amount payable pursuant to the Severance Plan for each of the Seller Employees. Purchaser shall offer employment, effective as of the Closing Date, to some or all of the Seller Employees, whether or not listed on Schedule 5.7 (the “Offered Employees”), at their current base wage or salary levels. Purchaser shall assume and fully satisfy any and all Liabilities and Claims, and shall timely make all payments, under and in connection with all Plans. Purchaser also agrees to make any payments required pursuant to Seller’s 2005 performance bonus plan, payable in the first quarter of 2006. Offered Employees who accept such offers of employment and become employees of Purchaser shall be referred to herein as the “Transferred Employees”. In connection with the offers of employment described above in this Section 5.7, Seller shall not interfere with the Purchaser’s solicitation of such Offered Employees, and Seller shall provide such assistance as the Purchaser may reasonably request in connection with such solicitation.
     (a) Following the Closing Date and through the one-year anniversary thereof, whether by continuation of the Plans or the extension of plans of Purchaser to Transferred Employees, Purchaser shall provide Transferred Employees with life insurance, medical coverage and other employee welfare benefit plans, programs, policies or arrangements (other than stock-based plans relating to equity securities (or their equivalent, such as phantom stock plans or stock appreciation rights), any retirement benefits, executive benefits or perquisites or any incentive bonus programs based on the achievement of financial targets), on a basis substantially comparable in the aggregate to those provided to Purchaser’s other employees of comparable status. Any such plan of Purchaser providing benefits of the same type as a Plan listed on Schedule 3.11 is here referred to as a “Replacement Plan.” To the extent that service is relevant for purposes of eligibility or vesting (but not benefit accrual) under any Replacement Plan, such Replacement Plan shall credit each Transferred Employee for service on or prior to the Closing Date that was recognized by Seller for purposes of any comparable Plan of Seller. In addition, Purchaser shall use reasonable efforts to ensure that any Replacement Plan which is a welfare benefit plan (as defined in Section 3(1) of ERISA) waives any pre-existing condition exclusions or limitations, eligibility waiting periods or required physical examinations with respect to any Transferred Employee and their eligible dependents to the extent waived (or inapplicable) under the corresponding Plan in which the applicable Transferred Employees participated immediately prior to the extension of the Replacement Plan to Transferred

Employees and any such Replacement Plan shall provide that any covered expenses incurred on or before the extension of the Replacement Plan but within the then current plan year of the Replacement Plan by any Transferred Employee and their eligible dependents shall be taken into account by the Replacement Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions applicable for such plan year under the Replacement Plan.
     SECTION 5.8. Litigation. From the date hereof to the Closing Date, Seller shall promptly notify Purchaser of any actions or proceedings of the type described in Section 3.5 that from the date hereof are commenced or, to the Knowledge of Seller, threatened against or involving the Operations or any of the Acquired Assets, or against any officer, director, employee, consultant, agent or other representative of Seller with respect to its affairs. From the date hereof to the Closing Date, Purchaser shall promptly notify Seller of any litigation that, if adversely determined, would prevent, delay or impair the ability of Purchaser to consummate the transactions contemplated hereby.
     SECTION 5.9. Satisfaction of Conditions Precedent. The parties hereto will use reasonable efforts to satisfy (or cause to be satisfied) all the conditions precedent to their respective obligations to consummate the transactions contemplated hereby as set forth in Article VI. The parties agree to use reasonable efforts to close the transaction as soon as possible.
     SECTION 5.10. Expenses and Apportioned Obligations.
     (a) Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the preparation, execution and performance of this Agreement and transactions contemplated hereby, including costs of their respective attorneys, accountants, investment bankers, brokers and other representatives, in accordance with Article VII; provided, however, that (i) Purchaser will be responsible for all expenses incurred in connection with any filings with any Governmental Body required pursuant to the FCC, NOAA, the DOD, the DOS and antitrust Laws, including, if applicable, under the HSR Act), except that each Party shall be responsible for its own expenses incurred in complying with any supplemental request relating to the initial filing, if any, under the HRS Act, and (ii) Purchaser will be responsible for all excise, sales, use, registration, stamp, recording, documentary, conveyance, franchise, transfer and similar Taxes and fees (including, without limitation, penalties and interest), levies and charges incurred in connection with this Agreement and the other Transaction Documents (but excluding Taxes assessed solely on or by reference to income) and the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) and, except as provided in Section 5.6, all other transfer costs and transfer expenses in respect of the conveyance of the Acquired Assets. Purchaser and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certificates and other similar documentation. The party that is required by applicable Law to make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.
     (b) All real estate and personal property Taxes (“Property Taxes”) or other charges against (including such charges included in any lease agreement), or payable by the owner of,

any of the Acquired Assets relating to a time period beginning prior to, and ending after, the Closing Date shall be prorated (as determined under Section 5.16, based on the most recent available Tax statement, latest Tax valuation and latest bills) as of the Closing Date. The proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding year applied to the latest assessed valuation. Seller’s estimated accrued liability (to the Closing Date) for any of the above-described Taxes and charges that are due and payable after the Closing Date, to the extent practicable, shall be made as a credit against the amount payable at the Closing by Purchaser in accordance with Section 2.6. As to those prorations of Taxes and other charges which are not capable of being ascertained on or prior to the Closing Date, or are determined to have been estimated incorrectly as of the Closing Date, such prorations shall be payable by Seller to Purchaser as an adjustment to the Purchase Price within ninety (90) days of the Closing Date.
     SECTION 5.11. Bulk Sales Compliance. Each of Purchaser and Seller shall waive compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales.
     SECTION 5.12. Public Announcements. Neither Purchaser nor Seller shall issue any report, statement or press release or otherwise make any public statement with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby without the written consent of the other party (not to be unreasonably withheld) hereto prior to taking any such action, except as may be required by Law or may be necessary in order to comply with disclosure requirements imposed by any Governmental Bodies or the New York Stock Exchange, if applicable, in which case such party nevertheless shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.
     SECTION 5.13. Use of Name and Logo. Within five (5) Business Days after the Closing Date, Seller shall amend its organizational documents and make any necessary filings with the Delaware Secretary of State (and within sixty (60)) Business Days after the Closing Date, Seller shall make all necessary filings with all other relevant Governmental Bodies) to change any corporate name from any name incorporating “Space Imaging” or any confusingly similar designations to a name that does not incorporate “Space Imaging” or any confusingly similar designation. As soon as practicable following the Closing, and in any event within one hundred eighty (180)) days following the Closing Date (the “Name Transition Period”), Seller shall, and shall cause its Affiliates to, cease using any names and logos incorporating “Space Imaging” and any confusingly similar marks. Upon expiration of the Name Transition Period, Seller shall destroy or otherwise provide to Purchaser all unused letterhead, checks, business-related forms, preprinted form contracts, product literature, sales literature, labels, packaging material and any other unused materials displaying the “Space Imaging” name or logo or any variants thereon and, within thirty (30) days after the expiration of the Name Transition Period, Seller shall provide Purchaser with a written certification that it has destroyed any and all such materials or has provided them to Purchaser. During the Name Transition Period, Purchaser grants Seller and its Affiliates a non-exclusive license and right to use the name and mark “Space Imaging” and logos incorporating such name and mark solely in connection with the conduct of the Excluded Operations. The use of the name and mark “Space Imaging” and logos incorporating such name and mark by Seller or its Affiliates during the Name Transition Period shall inure to the benefit of Purchaser and, to the extent any rights in and to the name or mark

“Space Imaging” and logos incorporating such name and mark or in the goodwill associated therewith have accrued prior to the Closing Date, or are deemed to accrue during the Name Transition Period, to Seller and/or any of its Affiliates, Seller agrees to assign or cause the assignment of and hereby does assign any and all rights and goodwill to Purchaser. Seller agrees that any and all use of the name or mark “Space Imaging” and logos incorporating such name and mark and the services conducted in connection therewith, by Seller and its Affiliates during the Name Transition Period shall be of a high standard, at least as high as their use as of the Closing Date, and shall not reflect adversely, in any way, upon Purchaser or any of its Affiliates nor upon the name or mark “Space Imaging.”
     SECTION 5.14. Access to Information after the Closing. Subject to compliance with contractual obligations and applicable Laws regarding classified information and security clearance, following the Closing, each party shall afford to each other party and to such party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such party relating to the Operations as conducted prior to the Closing, and (ii) reasonable access to the personnel of such party unless the party providing access to such Information or personnel reasonably believes that doing so would cause the loss of any privilege with respect thereto; provided, that, to the extent such access would be restricted or denied on the basis of a concern about privilege, the parties agree to enter into mutually agreeable arrangements to preserve any privilege that might apply. Requests may be made under this Section 5.14 for regulatory matters in connection with the requirements of any Governmental Body, for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, Environmental Action or insurance claim, performing obligations under this Agreement and the other Transaction Documents. A party making Information or personnel available to another party under this Section 5.14 shall be entitled to receive from such other party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing party.
     SECTION 5.15. Loss of Satellite; Consequences. Notwithstanding any other provision of this Agreement, if during the period prior to the Closing Date, the IKONOS Satellite fails in a manner that constitutes a loss under any in-orbit insurance for the IKONOS Satellite, Seller shall be entitled to all of the proceeds of that insurance, except that Purchaser shall be entitled to recover from such proceeds its reasonable and demonstrated costs in connection with its due diligence in connection with entering into this Agreement. In addition, Purchaser shall have the right to either (a) terminate the Agreement or (b) exercise an option to acquire the other Acquired Assets and Operations for an amount to be agreed upon by the parties following good faith negotiations, provided that the parties hereto reach mutually agreed upon terms as to the purchase price within forty-five (45) days of the Seller’s written confirmation to Purchaser that such a loss has occurred.

     SECTION 5.16. Tax Matters. Following the Closing Date, Seller shall promptly pay, or cause to be paid, when due (i) all Taxes allocable to a Pre-Closing Tax Period the nonpayment of which could give rise to a lien on the Acquired Assets in the hands of the Purchaser and (ii) all Taxes allocable to a Pre-Closing Tax Period that pertain or relate to the ownership or operation of the Acquired Assets (other than any Transfer Taxes to be paid by Purchaser pursuant to Section 5.10 or any Property Taxes that have been credited against the Purchase Price or that have been paid by Purchaser to Seller after Closing pursuant to Section 5.10 of the Agreement). For purposes of this Agreement, in the case of a taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), (i) Property Taxes that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period and (ii) all other Taxes, including income and sales and use Taxes, that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Tax that would be payable if the Tax period ended as of the end of the Closing Date. In the event Purchaser pays, or is required to pay any Taxes for which Seller is responsible pursuant to this Agreement, Purchaser shall provide Seller with a written notice stating the amount and type of such Taxes and when such Taxes are due, and Seller shall pay such amount to Purchaser within fifteen days of receiving such notice, provided that Seller shall not be required to make such payment to Purchaser prior to three Business Days before such payment is due and payable.
     SECTION 5.17. Notice of Developments.
     (a) If at any time prior to Closing, Seller discovers (i) any facts that existed on the date of this Agreement but were inadvertently omitted from the Disclosure Schedules or (ii) any matter, condition or occurrence hereafter arising, that if existing or occurring at or prior to the date of this Agreement, would, in the case of either (i) or (ii) above, have been required to be set forth or described in the Disclosure Schedules, Seller shall give prompt written notice thereof to Purchaser, in form and substance as would have been disclosed in each applicable Disclosure Schedule (such notice of either (i) or (ii), a “Subsequent Disclosure”).
     (b) In the event that Seller delivers to Purchaser a Subsequent Disclosure, Purchaser shall have a period of ten (10) Business Days to review the matter that is the subject of the Subsequent Disclosure, and the Closing shall not occur until such review has been completed to Purchaser’s reasonable satisfaction. Seller shall fully cooperate in providing relevant information, documentation and reasonable access to employees, consultants and other parties, as applicable, to permit Purchaser to review the matter that is the subject of the Subsequent Disclosure within such time period. If Purchaser does not reasonably object to a Subsequent Disclosure within such ten (10) Business Day period, such Subsequent Disclosure shall be considered to be part of the Disclosure Schedules in determining both satisfaction of the conditions to Purchaser’s obligations set forth in Article VI and Purchaser’s right to indemnification by Seller under Article IX. If Purchaser reasonably objects to a Subsequent Disclosure within such ten (10) Business Day period, such Subsequent Disclosure shall not be considered in determining either satisfaction of the conditions to Purchaser’s obligations set forth in Article VI or Purchaser’s right to indemnification by Seller under Article IX.

     (c) During the period from the date of this Agreement until Closing or the earlier termination of this Agreement in accordance with Section 8.1, in order to permit Seller to provide Subsequent Disclosures, in the event that Purchaser obtains actual Knowledge of an adverse development, fact, circumstance or event that causes any of the representations and warranties of Seller under Article III to be untrue or incorrect as of the date of this Agreement or as of Closing, Purchaser will give Seller prompt written notice thereof; provided, however, the Disclosure Schedules shall not be deemed amended or supplemented as a result thereof and provided further that Purchaser shall have no obligation to notify Seller hereunder and shall not be deemed to breach the covenant set forth in this Section 5.17(c) if Seller has Knowledge of such development, fact, circumstance or event. Seller shall have the right to provide Subsequent Disclosures with respect to matters as to which they receive notice from Purchaser pursuant to the foregoing. Purchaser shall have no obligation to assimilate or investigate facts, developments, circumstances or events (and shall not be deemed to have assimilated or investigated any such facts, developments, circumstances or events) to determine whether the representations and warranties of Seller are not true and correct.
ARTICLE VI
CONDITIONS TO CLOSING
     SECTION 6.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are, at its option, subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions:
     (a) Regulatory Authorizations. All Consents of Governmental Bodies to the transfer or assignment of the Material Permits shall have been obtained and all such Consents shall be in full force and there shall be in effect no preliminary or permanent injunction or other order of any Governmental Body of competent jurisdiction directing that the transactions contemplated herein or therein, or any of them, not be consummated (collectively, an “Order”), and the waiting period under the HSR Act shall have terminated or expired.
     (b) Corporate Approvals. All Consents of the Manager (as defined in the Limited Liability Company Operating Agreement) pursuant to the Limited Liability Company Operating Agreement and the Manager’s internal governing documents and of the members of Seller as are necessary for the consummation by the Seller of the transaction contemplated by this Agreement and the other Transaction Documents and the performance of the obligations of the parties hereto contemplated hereby and thereby shall have been obtained and all such Consents shall be in full force and effect.
     (c) Representations and Warranties; Agreements and Covenants. The representations and warranties of Purchaser contained in this Agreement and in any certificate delivered by any officer of Purchaser pursuant hereto that are not qualified by materiality (or a similar concept) shall be true and correct, individually and in the aggregate, in all material respects and the representations and warranties that are qualified by materiality (or a similar concept) shall be true and correct in all respects, in each case, at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (except for those representations and warranties that relate to a particular date, which shall be true and correct as of such date). Purchaser shall have performed or complied with all material covenants and agreements required by this Agreement to be performed or complied with it on or prior to the Closing Date in all material respects.
     (d) Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, of an officer of Purchaser to the effect that the conditions specified in Section 6.1(c) have been satisfied.
     (e) Execution and Delivery. Purchaser shall have executed and delivered the documents set forth in Section 2.9 hereof to which it is a party.
     SECTION 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are, at its option, subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions:
     (a) Regulatory Authorizations. All Consents of Governmental Bodies to the transfer or assignment of the Material Permits shall have been obtained and all such Consents shall be in full force and there shall be no Order in effect, and the waiting period under the HSR Act shall have terminated or expired.
     (b) Representations and Warranties; Agreements and Covenants. The representations and warranties of Seller contained in this Agreement and in any certificate delivered by any officer of Seller pursuant hereto shall be true and correct without reference to any materiality or Material Adverse Effect qualifiers (or similar concepts) at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (except for those representations and warranties that relate to a particular date, which shall be true and correct as of such date), except to the extent that the failure or failures of such representations and warranties, individually or in the aggregate, to be true and correct does not constitute a Material Adverse Effect. Seller shall have performed or complied with all material covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects.
     (c) Permits. Except as set forth in Section 3.7 and Schedule 3.7, all Material Permits required for the conduct of the Operations and the ownership and operation of the Acquired Assets shall have been transferred, or shall be transferable at Closing, to Purchaser and shall be in full force and effect without any material limitation or restrictions, and Purchaser shall have been furnished with evidence thereof reasonably satisfactory to it.
     (d) Certificates. Seller shall have delivered to Purchaser certificates, dated the Closing Date, of officers of Seller to the effect that the conditions specified in paragraphs (b) through (c) of this Section 6.2 have been satisfied.
     (e) Execution and Delivery. Seller shall have executed and delivered the documents set forth in Section 2.8(a)-(h) hereof to which it is a party.
     (f) Consents. Consents of non-Governmental Bodies set forth on Schedule 3.10 other than those Consents the absence of which would not reasonably be expected to have a

Material Adverse Effect (collectively, the “Material Consents”) shall have been obtained and shall be in effect, and Purchaser shall have been furnished with evidence thereof reasonably satisfactory to it.
     (g) Raytheon and Lockheed Martin Consents. Each of Raytheon Company and Lockheed Martin Corporation shall have executed and delivered a consent in the form of Exhibit H hereto to the assignment to Purchaser of their respective services agreements with Seller and providing for the continuation of services thereunder.
ARTICLE VII
CERTAIN FEES RELATING TO THIS TRANSACTION
     Seller represents and warrants to Purchaser that (i) other than Banc of America Securities LLC (“BofA Securities”), no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and (ii) other than those fees payable to BofA Securities, for which Seller shall be solely responsible, that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller. Purchaser represents and warrants to Seller that(i) other than Houlihan Lokey Howard & Zukin (“HLHZ”), no broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and (ii) other than those fees payable to HLHZ, for which Purchaser shall be solely responsible, that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser. Each of Seller and Purchaser agrees to indemnify and save the other harmless from any Claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such Claim.
ARTICLE VIII
TERMINATION
     SECTION 8.1. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated prior to the Closing as follows:
     (a) by the mutual written consent of Seller and Purchaser;
     (b) by either Seller or Purchaser, by delivery of written notice to the other, if the Closing has not occurred prior to the close of business on December 31, 2005, other than by reason of the failure by the terminating party to perform in all material respects any of the covenants or agreements contained in this Agreement, unless such failure to close is due to the inability of the parties to satisfy the condition precedent in Section 6.2(a), in which case the Closing shall occur by not later than March 31, 2006;

     (c) at the election of Seller, (i) if Purchaser has breached any representation or warranty contained in this Agreement, which breach would cause the condition set forth in Section 6.1(c) to not be satisfied, or (ii) if Purchaser has breached in any material respect any material covenant or agreement contained in this Agreement, which breach would cause the condition set forth in Section 6.1(c) to not be satisfied, in each case, which breach has not been cured on or prior to thirty (30) days following delivery of written notice of such breach by Seller to Purchaser;
     (d) at the election of Purchaser, (i) if Seller has breached any representation or warranty contained in this Agreement, which breach would cause the condition set forth in Section 6.2(b) to not be satisfied, or (ii) if Seller has materially breached any material covenant or agreement contained in this Agreement, which breach would cause the condition set forth in Section 6.2(b) to not be satisfied, in each case which breach has not been cured on or prior to thirty (30) days following delivery of written notice of such breach by Purchaser to the Seller; or
     (e) at the election of Seller on the one hand or Purchaser on the other, if any legal proceeding is commenced or threatened in writing by any Governmental Body directed against the consummation of the Closing or any other transaction contemplated under this Agreement and Purchaser or Seller (as the case may be) reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or written threat thereof.
     If this Agreement so terminates, it shall become null and void and have no further force or effect except as provided in Section 8.2.
     SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect, except that the obligations provided for in this Section 8.2, Section 5.10(a), the confidentiality provision contained in Section 5.5(c) and Section 5.5(d), Article VII, and Article X and the Confidentiality Agreements shall survive any such termination of this Agreement. Neither party hereto shall have any liability in respect of the termination of this Agreement (a) except as set forth in this Section 8.2 and under those provisions of this Agreement that survive such termination, and (b) nothing herein shall relieve either party from liability for any willful or knowing breach of any provision of this Agreement.
ARTICLE IX
INDEMNIFICATION
     SECTION 9.1. Indemnification by Seller.
     (a) Seller agrees to indemnify Purchaser against and hold Purchaser and its Representatives harmless from, in the manner and subject to the limitations and qualifications set forth in this Article IX, any and all actual and direct losses, liabilities, damages, deficiencies, costs, expenses (including, without limitation, expenses of investigation and defense and reasonable fees, disbursements and expenses of counsel incurred in any action or proceeding (including, without limitation, any action or proceeding to enforce rights hereunder)), Claims, Liens or other obligations of any nature whatsoever (collectively, “Losses”) based upon, arising out of, or resulting from (i) the inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, (ii) the breach by Seller of any covenant or agreement set forth in this Agreement, or (iii) any Excluded Assets or Excluded Liabilities. Except to the extent provided in this Section 9.1(a), Seller shall have no right to seek contribution from Purchaser with respect to Seller’s indemnification obligations under this Section 9.1.
     (b) (i) Notwithstanding anything to the contrary in the foregoing, with respect to Seller’s obligations to indemnify Purchaser for any Losses pursuant to Section 9.1(a), Seller shall not be required to indemnify Purchaser with respect to any such Losses unless and until the Seller’s Threshold Amount shall equal $0, meaning that Seller shall not be required to indemnify Purchaser for the amount of such Losses until the Seller’s Threshold Amount has been fully utilized; provided, however, that (A) once the Seller’s Threshold Amount shall equal $0, Purchaser shall be entitled to indemnity for all Losses (subject to the last sentence of this Section 9.1(b) and the other terms of this Agreement), including, without limitation, any Losses which were employed to reduce the Seller’s Threshold Amount, and (B) the Seller’s Threshold Amount need not equal $0 for Purchaser to be entitled to indemnity for, and shall not apply to or be reduced by Seller’s liabilities to Purchaser by virtue of or resulting from any Losses incurred in connection with, any Excluded Liabilities or Excluded Assets (such Claims, collectively, the “Unrestricted Claims”), for which Seller shall be required to indemnify Purchaser for the entire amount. Claims thereafter may be asserted regardless of the amount, but subject (other than in the case of the Unrestricted Claims) to Seller’s maximum liability as described in Section 2.12 and Section 9.7. Except for the Unrestricted Claims, Seller’s maximum liability to Purchaser (A) for indemnification under Section 9.1 and (B) for any and all other liabilities in connection with this transaction or the Operations and the transfer thereof, shall not exceed, in the aggregate, the Escrow Amount (which amount, other than with respect to the Unrestricted Claims, is payable only after the Seller’s Threshold Amount has been fully utilized);
     (i) In order for Purchaser to resort to the Seller’s Threshold Amount, the following procedures shall be followed:
     (A) Purchaser (the “Claiming Party”) may from time to time until such time as the Seller’s Threshold Amount has been reduced to $0 submit to Seller (the “Non-Claiming Party”) a written statement setting forth (1) the basis upon which the Claiming Party believes it is entitled to recourse to the Seller’s Threshold Amount; (2) in reasonable detail the circumstances surrounding such Claim; and (3) the amount of such Claim. Within ten (10) days after the Claiming Party delivers to the Non-Claiming Party a statement from the Claiming Party seeking recourse to the Seller’s Threshold Amount, the Non-Claiming Party shall deliver to the Claiming Party a written statement either agreeing to the Claiming Party’s recourse to the Seller’s Threshold Amount for such Claim or disputing the Claiming Party’s right to recourse to the Seller’s Threshold Amount (or the amount of the Claim stated in Claiming Party’s statement).
     (B) If, within ten (10) days after the Claiming Party delivers to the Non-Claiming Party a statement from the Claiming Party seeking recourse to the Seller’s Threshold Amount, the Claiming Party receives a written statement from Non-Claiming Party agreeing to the Claiming Party’s recourse to the Seller’s

Threshold Amount for such Claim, such Claim shall be deemed accepted by the Non-Claiming Party and the Claiming Party shall have recourse to the Seller’s Threshold Amount.
     (C) If, during the ten (10) day period referred to in Section 9.1(b)(ii)(B), the Claiming Party receives a written statement from the Non-Claiming Party disputing the Claiming Party’s right to recourse to the Seller’s Threshold Amount (or the amount of such Claim) claimed in a written statement delivered by the Claiming Party under Section 9.1(b)(ii)(A) or the Claiming Party does not receive any written statement from the Non-Claiming Party, the Claiming Party shall not have recourse to the Seller’s Threshold Amount until the earlier of (1) the Claiming Party and the Non-Claiming Party shall have agreed in writing as to the disposition of such Claim or (2) the entry of a final, non-appealable order of a court of competent jurisdiction resolving the dispute between the Claiming Party and the Non-Claiming Party as to such Claim, in which event such recourse shall be in accordance with such mutual agreement or order.
     (c) Notwithstanding anything in the foregoing to the contrary, Seller shall not be liable in any event, whether under this Section 9.1 or otherwise, for consequential, special, incidental, punitive or other similar damages (including damages for lost profits or opportunities) under this Agreement, the other Transaction Documents or in the performance of the transactions contemplated hereby or thereby unless and then only to the extent that the same are components of a Claim by a third party (other than by an Affiliate of, or a Person related to, Purchaser) against Purchaser for which Purchaser is seeking indemnification under this Section 9.1.
     SECTION 9.2. Indemnification by Purchaser.
     (a) Purchaser agrees to indemnify Seller against and hold Seller and its Representatives harmless from, in the manner and subject to the limitations and qualifications set forth in this Article IX, any and all Losses based upon, arising out of or resulting from (i) the inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement, (ii) the breach by Purchaser of any covenant or agreement set forth in this Agreement, (iii) any Assumed Liabilities and (iv) all Claims, liabilities or obligations arising out of the Operations and the Acquired Assets for all periods commencing on or after the Closing Date. Purchaser shall have no right to seek contribution from Seller with respect to all or any part of Purchaser’s indemnification obligations under this Section 9.2.
     (b) Notwithstanding anything in the foregoing to the contrary, Purchaser shall not be liable under this Section 9.2 for consequential, special, incidental, punitive or other similar damages (including damages for lost profits or opportunities) under this Agreement, the other Transaction Documents or in the performance of the transactions contemplated hereby or thereby unless and then only to the extent that the same are components of a Claim by a third party (other than by an Affiliate of, or a Person related to, Seller) against Seller for which Seller is seeking indemnification under this Section 9.2.
     SECTION 9.3. Survival of Representations and Warranties. All of the

representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof but only until nine (9) months following the Closing Date and shall terminate and be of no further force or effect thereafter. If written notice of any Claim under this Article IX has been given prior to the expiration of such nine (9) month period, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved.
     SECTION 9.4. Defense of Third Party Claims. In the case of any claim for indemnification under Section 9.1 or Section 9.2 arising from a claim of a third party, an indemnified party shall give prompt written notice to the indemnifying party of any action, claim, suit or demand (a “Claim”) of which such indemnified party has knowledge and as to which it may request indemnification hereunder, specifying in such notice in reasonable detail the factual basis of such claim. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is prejudiced thereby. The indemnifying party shall have the right to defend and to direct the defense against any such Claim, in its name and at its expense, and with counsel selected by the indemnifying party; provided, however, if such Claim seeks an injunction or other equitable relief against the indemnified party, subject to the last sentence of this Section 9.4, the indemnified party shall have the right to participate in and jointly control the defense of any portion of such Claim relating to such injunction or other equitable relief and to retain its own counsel at the indemnifying party’s expense. Notwithstanding anything to the contrary in this Agreement, the indemnifying party shall have no right to elect to control the defense of any Claim as the indemnifying party if the aggregate amount of Losses alleged in outstanding Claims is greater than twice the then existing Escrow Amount. If the indemnifying party elects and is entitled to compromise or defend such Claim, it shall within thirty (30) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. The indemnified party shall have the right to employ separate counsel in any such Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the indemnifying party shall fail to assume the defense of such Claim as provided herein or (ii) the indemnified party shall have been advised by such counsel that there is or is likely to develop a conflict of interest for counsel in representing both the indemnifying party and the indemnified party with respect to such Claim in which case the fees and expenses of counsel shall be borne by the indemnifying party. If the indemnifying party elects not to compromise or defend such Claim or fails to notify the indemnified party of its election as herein provided, the indemnified party may pay, compromise or defend such Claim at the indemnifying party’s expense, subject to the limitations set forth in this Article IX. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such Claim which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed). The indemnifying party’s right to direct the defense, if applicable, shall include the right to compromise or enter into an agreement settling any Claim by a third party; provided, that no such compromise or settlement shall be entered into without the prior written consent of the indemnified party (which may be withheld in its sole discretion) (i) if such compromise or settlement provides for injunctive or other nonmonetary or equitable relief affecting the indemnified party, (ii) where the indemnifying party is the Seller and such settlement or compromise will not be fully satisfied by the Escrow Amount or the Seller, or (iii) if such compromise or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified party of a general release from any and all liability with respect to such Claim.
     SECTION 9.5. Environmental Actions. If Seller is required to perform any investigation, monitoring, clean-up, containment, response, removal, remedial compliance or other action relating to any liabilities under Environmental Laws for which Seller is obligated to defend, indemnify and hold Purchaser harmless pursuant to Section 9.1 (any such work, an “Environmental Action”), then such Environmental Action shall be conducted: (i) using a nationally recognized environmental consulting firm reasonably acceptable to Purchaser, (ii) in a manner which does not impair the value or use, in any material respect, of any of the Owned Real Property or Leased Real Property and (iii) in a manner reasonably consistent with Purchaser’s security requirements and which minimizes the intrusion upon business operations, including providing reasonable notice at least 24 hours prior to entry. Without limiting the foregoing, in connection with any Environmental Action, Purchaser shall have the right to approve the following (which approval shall not be unreasonably withheld or delayed): (a) any consultant or contractor selected, (b) the remediation technique selected, and (c) the contents of any report submitted to any Governmental Body. In connection with any Environmental Action, Purchaser shall have the right to attend any meeting with any Governmental Body.
     SECTION 9.6. Exclusive Remedies. The remedies provided for in this Article IX shall be the sole and exclusive remedies (of any type or kind) of the parties and their respective successors and assigns for any misrepresentation, breach of any representation or warranty contained in this Agreement, any Transaction Document or any certificate, document or instrument delivered at Closing, or failure to perform any covenant or agreement, or any Losses based upon, arising out of, or resulting from this Agreement or the other Transaction Documents; provided, however, that nothing herein is intended to waive any claims for fraud or criminal conduct; provided, further, that Seller’s maximum liability relating to claims for fraud or criminal conduct shall be limited to the Escrow Amount, which shall be available only to the extent that the amount of such claims exceeds Seller’s Threshold Amount. Notwithstanding the foregoing, Seller acknowledges and agrees that if Seller has the ability to satisfy any of the conditions precedent to closing specified in Article VI that are solely within Seller’s control and Seller elects for whatever reason not to do so, Purchaser may seek and is entitled to seek specific performance to require Seller to consummate the transactions contemplated by this Agreement.
     SECTION 9.7. Treatment of Indemnification Payments. Any indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price.
     SECTION 9.8. Exclusivity of Escrow. Other than with respect to the Unrestricted Claims, Purchaser’s exclusive remedy with respect to Claims resulting from or relating to any misrepresentation, breach of warranty, or failure to perform any covenant or agreement, or Losses based upon, arising out of, or resulting from this Agreement or the other Transaction Documents, shall be limited to the Escrow Amount, shall be paid from the Escrow Account only, in accordance with the terms of the Escrow Agreement.

ARTICLE X
MISCELLANEOUS
     SECTION 10.1. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any document delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any document delivered pursuant to this Agreement as to which there is no inaccuracy or breach. NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY, EXCEPT AS PROVIDED FOR IN SECTION 9.1(c) AND SECTION 9.2(b), NEITHER SELLER OR PURCHASER SHALL BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR OTHER SIMILAR DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS OR OPPORTUNITIES) UNDER THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR IN THE PERFORMANCE OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     SECTION 10.2. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
     SECTION 10.3. Submission of Jurisdiction; Waiver of Jury Trial. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. To the fullest extent they may effectively do so under applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN THIS SECTION 10.3.
     SECTION 10.4. Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:
(a)	if to Seller, addressed to:
Space Imaging LLC
12076 Grant Street
Thornton, CO 80241
Attn: Mark Kling, Esq.
Fax: 303-254-2317
with a copy to:
King & Spalding, LLP
1185 Avenue of the Americas
New York, NY 10036-4003
Attn: Stephen Wiseman
Fax: 212-556-2222
with a copy to:
Bingham McCutchen LLP
1120 20th Street NW Ste. 800
Washington, DC 20036
Attn: Peter D. Schellie, Esq.
Fax: 202-778-6155
(b)	if to the Purchaser, to:
ORBIMAGE INC.
21700 Atlantic Boulevard
Dulles, VA 20166
Attn: William Warren, Esq.
Fax: 703-480-7544
with a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004-1304
Attn: William O’Neill, Esq.
Fax: 202-637-2201
or at such other place or places or to such other Person or Persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.
     SECTION 10.5. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. A reference to a Section or an Exhibit or Schedule will mean a Section in, or Exhibits or Schedule to, this Agreement unless otherwise explicitly set forth.
     SECTION 10.6. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     SECTION 10.7. Assignments. This Agreement may not be assigned, by operation of law or otherwise without the consent of the other party, except that (i) Purchaser may assign, in whole or in part, any of its rights and obligations under this Agreement to an Affiliate; provided, that Purchaser shall remain obligated for payment of the Purchase Price and the performance of its obligations under this Agreement and (ii) Purchaser may collaterally assign its rights subject to its obligations (but Purchaser may not assign its obligations) under this Agreement to its lenders as security for any of Purchaser’s obligations owing thereto. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties hereto.
     SECTION 10.8. Entire Agreement, Enforceability and Miscellaneous. This Agreement, including the Exhibits and Schedules attached hereto, together with the other Transaction Documents: (a) constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be binding upon, and is solely for the benefit of, each of the parties herein and nothing in this Agreement is intended to confer upon any other Persons any rights or remedies of any nature whatsoever hereunder or by reason of this Agreement; and (c) in case any provision in this Agreement shall be or shall be held invalid, illegal or unenforceable (other than Purchaser’s obligation to pay the Purchase Price or Seller’s obligation to deliver the Acquired Assets), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. There are no third party beneficiaries to this Agreement or the transactions contemplated hereunder, and in no event shall Seller, Purchaser or their respective Affiliates have any liability to, or be under any obligation to, any other Person, including without limitation, any underwriter, financial advisor or placement agent employed or retained by Seller, Purchaser or their respective Affiliates or any Person or entity providing financing to Purchaser or its Affiliates (including the provision of credit to, or the purchase of any securities or obligations of, Purchaser or its Affiliates).

     SECTION 10.9. Interpretation. The parties hereto acknowledge and agree that: (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of the Transaction Documents and have contributed to their revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents. Whenever a party’s consent or acceptance hereunder is qualified by a standard of reasonableness (including a requirement to not unreasonably withhold such consent or acceptance), such party may not unreasonably withhold or delay such consent or acceptance. In the event of a conflict between the terms of this Agreement and the Funding Agreement, the terms of the Funding Agreement shall control.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPACE IMAGING LLC

By: SPACE IMAGING, INC., its Manager

By:

Name:

Title:

ORBIMAGE HOLDINGS, INC.

By:

Name:

Title:

ORBIMAGE, INC.

By:

Name:

Title: